UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:
☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

ZIONS BANCORPORATION,
NATIONAL ASSOCIATION

 (Name of registrant as specified in its charter)

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☒    No fee required
☐    Fee paid previously with preliminary materials

March 14, 2024

Dear Fellow Shareholders:
You are cordially invited to participate in the Annual Meeting of Shareholders of Zions Bancorporation, N.A. to be held on Friday, April 26, 2024, at 1 p.m. Mountain Daylight Time. For your convenience, we are pleased to inform you that the annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ZION2024. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are furnishing our proxy materials to you over the internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about March 15, 2024, we will send a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders participate in or be represented at the meeting. Whether or not you plan to participate in the meeting, please promptly submit your proxy by following the instructions found on the Notice. The prompt submission of proxies will save the Bank the expense of further requests, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts and the public are welcome to listen to the annual meeting via the live webcast.
My CEO letter summarizing our financial results and strategy may be found in our Year in Review on our website at www.zionsbancorporation.com. Thank you for your continued investment.

Sincerely,
Harris H. Simmons
Chairman and Chief Executive Officer

Quick Information

The following charts provide a summary of Zions Bancorporation's 2024 Annual Meeting of Shareholders and our corporate governance and executive compensation practices. Please read the entire Proxy Statement for detailed information prior to voting.

ANNUAL MEETING INFORMATION
Date and Time:     Friday, April 26, 2024
1 p.m. Mountain Daylight Time
Location:     We will host the annual meeting live via webcast. Any shareholder may participate in the annual meeting live online at www.virtualshareholdermeeting.com/ZION2024. If you were a shareholder
or joint holder as of the Record Date, or you hold a valid proxy for the annual meeting, you can     vote at the annual meeting. A summary of the information you need to participate in the annual meeting online is provided below:
•Instructions on how to participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2024.
•You will need your 16-digit control number to enter the annual meeting.
•Shareholders may vote and submit questions while participating in the annual meeting via the internet.
Record Date:     Feb. 22, 2024

PROPOSALS REQUIRING YOUR VOTE
Proposal	Voting Options	Board Recommendation	More Information
PROPOSAL 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 4
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST, or ABSTAIN	FOR	Page 21
PROPOSAL 3 Advisory Vote on Executive Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 24
PROPOSAL 4 Approval of Amendment to the Bank's 2022 Omnibus Incentive Plan	FOR, AGAINST, or ABSTAIN	FOR	Page 60
PROPOSAL 5 Shareholder Proposal Regarding "Report on Risks of Politicized De-banking"	FOR, AGAINST, or ABSTAIN	AGAINST	Page 66

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VOTING INSTRUCTIONS
Common shareholders as of the Record Date are entitled to vote by using one of the following methods:
Prior to the Meeting
•Internet – Visit www.proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials.
•Mail – If you requested printed copies of the proxy materials, fill out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
•Mobile Device (tablet or smartphone) – Scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).
•Telephone – Call 1-800-690-6903 and follow the recorded instructions. You will need to enter your 16-digit control number that appears on your proxy card.
During the Meeting
•Internet – To be admitted to the annual meeting, visit www.virtualshareholdermeeting.com/ZION2024 and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

GOVERNANCE AND COMPENSATION SUMMARY

Board Composition, Leadership and Operations
Current Number of Directors	11
Director Independence	82%
Standing Board Committee Membership Independence (excluding Executive Committee)	100%
Independent Lead Director	Yes
Voting Standard	Majority, with plurality carve-out for contested elections
Frequency of Director Elections	Annual
Resignation Policy	Yes
Classified Board	No
Mandatory Retirement Age	Yes (Annual meeting following 75th birthday)
Mandatory Retirement Tenure	No
Average Director Age	64
Average Director Tenure	10.5 years
Gender Diversity on the Board	36%
Racial/Ethnic Diversity on the Board	36%
Total Diversity on the Board	45%
Directors Attending at Least 75% of Meetings	All
Directors Overboarded per ISS or Glass Lewis Voting Guidelines	None
Annual Board and Committee Self-Evaluation Process	Yes
Independent Directors Meet Without Management Present	Yes

Robust Responsibilities Assigned to the Independent Lead Director	Yes
Number of Board Meetings Held in 2023	7 meetings and 4 optional informational calls
Total Number of Board and Committee Meetings Held in 2023	33
Board Oversight of Bank Strategy and Risks	Yes
Shareholder Rights
One Share, One Vote Policy	Yes
Dual-Class Common Stock	No
Cumulative Voting	No
Vote Standard for Charter/Bylaw Amendment	80% (Charter–certain provisions)/Majority (Bylaw)
Shareholder Right to Call Special Meeting	Yes (by shareholders owning not less than 51% of the votes entitled to be cast on the issue proposed at the meeting)
Shareholder Right to Act by Written Consent	Yes
Board Authorized to Issue Blank-Check Preferred Stock	Yes; however, our capital plan, which may include preferred stock issuances, is regularly submitted to the OCC for review
Poison Pill	No
Proxy Access Bylaw	Yes
Other Governance Practices
Robust Stock Ownership Guidelines	Yes
Anti-Hedging and Anti-Pledging Policies	Hedging prohibited; pledging restricted
Hedging Agreements by Directors/Executive Officers	None; hedging prohibited
Shares Pledged by Directors and Executive Officers	See page 70 for details
Material Related Party Transactions with Directors	No
Director Onboarding and Ongoing Education Program	Yes
Independent Auditor	Ernst & Young LLP
Sustainability and Social Practices
Board Oversight of Sustainability and Climate-Related Matters	Yes
Board Oversight of Social and Governance Matters	Yes
Board Oversight of Corporate Culture	Yes
Management-Level Responsibility for Sustainability and Social Strategies	Yes
Codes of Conduct for Directors, Employees, and Suppliers	Yes, posted at www.zionsbancorporation.com
Annual Corporate Responsibility Report	Yes, posted at www.zionsbancorporation.com
Disclosures Aligned with SASB	Yes, posted at www.zionsbancorporation.com
Disclosure of Workforce Demographics	Yes, included in Corporate Responsibility Report
Political Contributions	None. Zions does not use corporate funds for election-related contributions to political candidates, candidate campaign committees, political parties or super PACs.

Compensation Practices
CEO Pay Ratio	59:1
Clawback and Recoupment Policies	Yes, posted at www.zionsbancorporation.com
Incentive Plans that Encourage Excessive Risk-Taking	No
Employment Agreements for Executive Officers	No
Repricing of Underwater Options	No
Excessive Perks	No
Pay-for-Performance	Yes
Frequency of Say-on-Pay Advisory Vote	Annual
Double-Trigger Change-in-Control Provisions	Yes

v

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

Notice of the 2024 Annual Meeting of Shareholders
To the shareholders of Zions Bancorporation, N.A.:
The 2024 Annual Meeting of Shareholders of Zions Bancorporation, N.A. will be held:
Date:    April 26, 2024
Time:    1 p.m., Mountain Daylight Time
Place:    We will host the annual meeting live via webcast. Any shareholder can participate in the annual meeting live online at www.virtualshareholdermeeting.com/ZION2024. If you were a shareholder or joint holder as of the Record Date, or you hold a valid proxy for the annual meeting, you can vote at the annual meeting.
A summary of the information you need to participate in the annual meeting online is provided below:
•Instructions on how to participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2024.
•You will need your 16-digit control number to enter the annual meeting.
•Shareholders may vote and submit questions while participating in the annual meeting via the internet.
Purpose of the Annual Meeting:
1.To elect 11 directors for a one-year term (Proposal 1);
2.To ratify the appointment of our independent registered public accounting firm for our fiscal year ending Dec. 31, 2024 (Proposal 2);
3.To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended Dec. 31, 2023 (Proposal 3);
4.To approve an amendment to the Bank's 2022 Omnibus Incentive Plan; and
5.To consider a shareholder proposal regarding "Report on Risks of Politicized De-banking."
Record Date: Only shareholders of record on Feb. 22, 2024, are entitled to notice of, and to vote at, the annual meeting.
By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
March 14, 2024

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

Solicitation and Voting Information
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation, N.A. (referred to as “Zions,” “we,” “our,” “us,” or the “Bank”) for use at the Annual Meeting of our Shareholders to be held on Friday, April 26, 2024, at 1 p.m. Mountain Daylight Time via webcast at www.virtualshareholdermeeting.com/ZION2024, as described on page 1.
In accordance with rules and regulations of the Securities and Exchange Commission, or SEC, we have elected to provide our shareholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about March 15, 2024, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of Feb. 22, 2024, the record date for the annual meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:
➢    FOR the election of the 11 directors listed on page 5 to a one-year term of office (Proposal 1);
➢    FOR ratification of the appointment of our independent registered public accounting firm for 2024 (Proposal 2);
➢    FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended Dec. 31, 2023 (Proposal 3);
➢    FOR approval of an Amendment to the Bank's 2022 Omnibus Incentive Plan (Proposal 4); and
➢    AGAINST a shareholder proposal regarding "Report on Risks of Politicized De-banking (Proposal 5)."
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the annual meeting by giving written notice to our Corporate Secretary, or by submitting a later-dated proxy through the mail, internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting via the internet during the annual meeting.
The only shares that may be voted at the annual meeting are the 147,599,020 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.
Quorum. A quorum of our shares, which is a majority of the shares entitled to vote on the record date, must be present or represented by proxy before any action can be taken at the annual meeting. Further, in order for any shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the annual meeting by a shareholder proponent.
Voting standard. On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. The same majority vote standard also applies in the uncontested election of directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him or her for as many persons as there are directorships to be voted on. Each nominee in an uncontested election will be elected as director for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be required by our corporate governance guidelines to promptly tender his or her resignation following certification of the vote. The Board, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. The Board must take action within 90 days following certification of the vote, unless the action would cause the Bank to fail to comply with any listing or legal requirement, in which event the Board will take action as promptly as is practicable while continuing to meet such requirements. The Board must publicly disclose whether they accepted or rejected the nominee's resignation and the reasons for the decision. At a contested election, the directors will be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee).
Voting by your broker. Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers who have not received voting instructions from their customers 10 days prior to the annual meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Bank, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “nondiscretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Bank’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1) or on Proposals 3, 4 or 5 unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended Dec. 31, 2023, are available at www.zionsbancorporation.com.
The Bank will provide without charge to each shareholder, on written request, a copy of the Bank's Annual Report on Form 10-K for its fiscal year ended Dec. 31, 2023, including the financial statements and schedules thereto, as filed with the SEC. Written requests for such information should be directed to the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Bank if you hold registered shares. Such a notification to the Bank may be made by written request sent to Zions Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling 888-416-5176. Additionally, we will deliver promptly to any affected shareholder, upon his or her written or oral request made to the address or phone number in the preceding sentence, an additional copy of the Notice.

Proposal 1: Nomination and Election of Directors
The 11 persons listed below are nominated for election as directors for a one-year term. The names, ages, and biographical information for each nominee to our Board immediately follow this proposal. If and when elected, the nominees will constitute our entire elected Board until their successors are elected and qualified. See page 17 of this Proxy Statement for a listing of the Board committee membership of each nominee.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the 11 nominees for director listed below.
We will vote the proxies that we receive “FOR” the election of the nominees for director unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

DIRECTOR NOMINEES

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Maria Contreras-Sweet Age 68 Director since 2021
Since 2017, Ms. Contreras-Sweet has been managing member of both Contreras Sweet Companies, a marketing and research solutions company, and Rockway Equity Partners, a private equity firm. She served as the 24th Administrator of the U.S. Small Business Administration and as a member of former President Barack Obama’s Cabinet from April 7, 2014, to Jan. 20, 2017. Previously, Ms. Contreras-Sweet was the founding executive chairwoman of ProAmerica Bank. She is a member of the boards of directors of publicly traded companies TriNet Group, Inc., serving as chairperson of their risk committee and as a member of their nomination and governance committee; and Regional Management Corporation, where she serves as chairperson of the nomination and governance committee and as a member of the compensation committee. She also serves on the board of the Bipartisan Policy Center.
Ms. Contreras-Sweet possesses extensive knowledge of and executive experience in both the public and private sectors. Her strong understanding of banking, regulation and the financial services marketplace; extensive experience with small- and medium-sized businesses; and her promotion of workplace diversity and equity bring a valuable perspective to the Board.

Gary L. Crittenden Age 70 Director since 2016
Mr. Crittenden is a private investor and has been a nonemployee executive director of HGGC, LLC, a California-based middle market private equity firm, since Jan. 2017. From 2009 to Jan. 2017, he served in various capacities at HGGC, including managing director, chairman and CEO. He is a member of the boards of directors of Primerica, where he is the lead director, chairs the audit committee and is a member of the compensation committee, and Extra Space Storage Inc., where he also chairs the audit committee and is a member of the compensation committee. He previously served as chairman of Citi Holdings and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement, following a consulting career at Bain & Company.
Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management, and regulatory relations.

Suren K. Gupta Age 63 Director Since 2015
Mr. Gupta is president of Allstate Protection and Enterprise Services, where he leads six different protection business units, including device and appliance protection, identity protection, extended vehicle protection, voluntary benefits, and roadside protection services. He also leads global sourcing and procurement services, real estate and other administrative services. Prior to his current role, Mr. Gupta was President of Allstate Enterprise Solutions where he was responsible for leading a global technology organization, global operations and Allstate corporate venture capital. Before joining Allstate, Mr. Gupta was executive vice president and group chief information officer for consumer lending at Wells Fargo Bank.
Mr. Gupta’s deep experience in technology, operations, procurement, risk management and business strategy adds depth to our Board’s knowledge about data, technology, and cybersecurity, areas of evolving and increasing risk to the financial services industry. In addition to his roles at Allstate and Wells Fargo, he has held senior technology, operations, sales, marketing and strategic development roles at Airclic, Inc., a startup wireless internet venture, GMAC, INTELSAT, a telecommunications company, Thomson Corporation, and American Airlines.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Claire A. Huang Age 61 Director Since 2020
Ms. Huang is the former chief marketing officer of JPMorgan Chase and Co. Previously, she held global head of marketing positions at Bank of America Merrill Lynch in Boston and Hong Kong. She was also head of Fidelity Investments’ marketing and strategy groups. Her financial services experience began at American Express. Earlier in her career, she developed her credentials as a turnaround and growth expert in consumer products companies, beginning at Procter and Gamble.
Ms. Huang contributes her expertise in marketing, digital, brand building and strategic planning.

Vivian S. Lee Age 57 Director since 2015
Dr. Lee is an executive fellow at Harvard Business School, where she has served since Dec. 2022. She is also a senior lecturer at Harvard Medical School and author of The Long Fix: Solving America’s Health Care Crisis with Strategies that Work for Everyone. From 2018 to 2022, she served as president of Health Platforms at Verily Life Sciences (Alphabet), where she led the founding and growth of several successful health technology companies. Prior to that, she served for six years as the senior vice president of health sciences at the University of Utah, dean of the university’s school of medicine, and CEO of University of Utah Health Care. From 2014 until 2015, Dr. Lee also served on the board of directors of Zions First National Bank.
Dr. Lee brings a wealth of experience from health care and technology. In Utah, as a CEO of a $3.5 billion health system, she focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. As a health technology executive at Verily, she built consumer-facing digital technologies, data and analytics platforms, and employee health, including COVID-19 response and management.

Scott J. McLean Age 67 Director since 2018
Mr. McLean is president and chief operating officer, or COO, of Zions Bancorporation, N.A.
With over 40 years of banking experience, Mr. McLean has served in leadership positions for the Zions organization since 2002, including as CEO of its Amegy Bank affiliate prior to assuming his current position in 2014. Mr. McLean is active in the community, serving as a trustee of Southern Methodist University. He is a trustee emeritus and former chairman of the United Way of Greater Houston, a former trustee of Memorial Hermann Health System and former director of CenterPoint Energy.

Edward F. Murphy Age 71 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise-wide operational risk management. He is also a former executive vice president of JPMorgan Chase & Co.
Mr. Murphy is a certified public accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JPMorgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Stephen D. Quinn Age 68 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. He is a director of Group 1 Automotive, Inc., where he serves on the nominating and governance, finance, risk management, compensation and audit committees. He also serves on the board of the National Ability Center in Park City, Utah. He was a director of American Express Bank Ltd. prior to its sale in 2009.
Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations.

Harris H. Simmons Age 69 Director since 1989
Mr. Simmons is chairman and chief executive officer, or CEO, of Zions Bancorporation, N.A. He is a director of O.C. Tanner Company and National Life Group, and a past director of Questar Corporation.
Mr. Simmons’ more than 40 years of experience in banking and leadership of the Bank is invaluable to the Board. During his tenure as our president and then chairman and CEO, the Bank has grown from $3 billion in assets to its present nearly $90 billion in assets. He is past chairman of the American Bankers Association.

Aaron B. Skonnard Age 51 Director since 2019
Mr. Skonnard is the co-founder and CEO of Pluralsight, Inc., an enterprise software-as-a-service company focused on teaching technology skills through its leading technology skills development platform in use by 70% of Fortune 500 companies.
Mr. Skonnard is a founder and board member of the Silicon Slopes organization, a nonprofit designed to empower Utah’s startup and tech community. His contributions to the Board include his expertise in technology, understanding of issues and trends in information security, as well as his valuable perspective as an entrepreneur, chief executive officer of a publicly traded company, and philanthropist.

Barbara A. Yastine Age 64 Director since 2017
Ms. Yastine is the former chair and CEO of Ally Bank, a digital banking leader, serving in various capacities from May 2010 to June 2015. She has more than 30 years of management experience in financial services. She most recently served as a director and co-CEO of privately held Lebenthal Holdings, LLC from Sept. 2015 to June 2016. She is an active investor in private companies. In addition to Zions, she is a director of Primerica, Inc., where she is the chair of the compensation committee and a member of the audit committee; AXIS Capital Holdings Ltd. serving as chair of the governance and nominating committee and a member of the audit committee; and Alkami Technology, where she is a member of the audit committee.
Ms. Yastine's broad industry experience spans consumer and commercial banking, investment banking and capital markets, and asset and wealth management. Prior to her tenure at Ally Bank, she served in various executive roles at Citigroup and Credit Suisse First Boston for more than 17 years. In addition to industry knowledge, Ms. Yastine contributes her expertise in general management, digital and branding strategies, finance, strategic planning, compliance, and bank regulatory matters.

*    Directors Crittenden, Gupta, Lee, Murphy, Quinn, Simmons and Yastine were previously directors of Zions Bancorporation, the Bank’s former holding company, which merged into the Bank effective Sept. 30, 2018.

DIRECTOR QUALIFICATIONS
The following chart highlights relevant skills and experiences of our director nominees.

	Contreras-Sweet	Crittenden	Gupta	Huang	Lee	McLean	Murphy	Quinn	Simmons	Skonnard	Yastine
C-Suite Leadership	•	•	•	•	•	•	•		•	•	•
Cyber, Tech and/or Data	•		•	•	•	•				•	•
Finance and Accounting		•				•	•	•	•		•
Financial Services	•	•	•	•		•	•	•	•		•
Operations	•		•			•	•		•	•	•
Regulatory/Compliance	•	•			•	•	•	•	•		•
Risk Management	•	•	•		•	•	•	•	•		•
Sales and Marketing	•		•	•		•		•		•
Strategic Planning	•	•	•	•	•	•	•	•	•	•	•

BOARD MEETINGS AND ATTENDANCE
During 2023, our full Board held seven meetings and four optional update calls. The independent directors met in confidential “executive sessions” two times, with our independent lead director presiding at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also participated in or stood for election at last year’s virtual Annual Meeting of Shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the annual meeting, meetings of committees of which they serve as members, and our Annual Meeting of Shareholders.
The Board regularly schedules educational presentations during its meetings to stay current on market, regulatory and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and chief audit executive to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Compensation of Directors
The Board establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.
Nonemployee members of the Board receive an annual retainer, which is paid quarterly. The following table shows the current compensation structure for nonemployee directors, adopted on April 30, 2021. Directors who are full-time compensated employees of the Bank do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Element of Compensation	Position		Amount
Annual cash retainer	All nonemployee directors		$75,000
	Lead Director		$35,000
	Audit Committee	Chair	$15,000
		Member[1]	$22,000
	Risk Oversight Committee	Chair	$15,000
		Member[1]	$17,000
		Special Technology Assignment	$10,000
	Compensation Committee	Chair	$10,000
		Member[1]	$10,000
	Nominating and Corporate Governance Committee	Chair	$10,000
		Member[1]	$10,000
Meeting fee			$—
Restricted stock units[2]	All nonemployee directors		$105,000
1.Includes committee chair
2.The number of restricted stock shares or units is determined by dividing the grant value by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest whole share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Maria Contreras-Sweet	97,000	104,995	—	—	—	201,995
Gary L. Crittenden	117,000	104,995	—	—	—	221,995
Suren K. Gupta	102,000	104,995	—	—	—	206,995
Claire A. Huang	107,000	104,995				211,995
Vivian S. Lee	95,000	104,995	—	—	—	199,995
Edward F. Murphy	129,000	104,995	—	—	—	233,995
Stephen D. Quinn	137,000	104,995	—	—	—	241,995
Aaron B. Skonnard	95,000	104,995	—	—	—	199,995
Barbara A. Yastine	117,000	104,995	—	—	—	221,995
1.Harris H. Simmons, the Bank’s chairman and CEO, and Scott J. McLean, the Bank’s president and COO, are not included in this table because they are employees of the Bank and thus receive no compensation as directors. Their compensation as employees of the Bank is shown in the Summary Compensation table on page 45.
2.Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.
3.Grants of 4,419 shares of restricted stock were made to each director effective May 5, 2023, under the 2022 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $23.76 per share.
4.There were no directors’ stock option or unvested restricted stock awards outstanding as of Dec. 31, 2023.

Corporate Governance
We are committed to high standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, qualified and independent board of directors. We regularly review and consider enhancements to our corporate governance guidelines and practices. See the "Governance and Compensation Summary" on page ii for a summary of our corporate governance practices.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:
•Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;
•Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, president and COO, CFO, and controller;
•Code of Business Conduct and Ethics for members of the Board;
•Related-Party Transactions Policy, which prohibits certain transactions between the Bank and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification;
•Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares;
•Policies prohibiting hedging and restricting pledging of Bank stock by directors or executive officers;
•Incentive Compensation Clawback Policy, which allows the Bank to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee; and
•Recoupment Policy, which allows the Bank to, among other actions, recoup certain incentive compensation from covered executive officers in the event the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under securities laws.
These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.

BOARD DIVERSITY MATRIX AS OF FEB. 22, 2024

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

CORPORATE RESPONSIBILITY: SUSTAINABILITY AND SOCIAL PRACTICES
In addition to our corporate governance practices, the Bank continues actively to support and serve its clients and communities. The Bank published its latest annual Corporate Responsibility Report in the first quarter of 2024, which is available on our website at www.zionsbancorporation.com. The report provides our shareholders and other stakeholders with greater transparency about the Bank's commitment to these principles. It includes alignment with various Sustainability Accounting Standards Board (SASB) disclosure standards and our workforce demographics (EEO-1) report. Our website includes other governance documents, including our Guiding Principles, Code of Business Conduct & Ethics, Code of Ethics for Directors, and Supplier Code of Conduct.
Upholding Strong Governance
We are committed to high standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, experienced, diverse, qualified and independent board of directors. We regularly review and consider enhancements to our corporate governance guidelines and practices.
Our corporate responsibility reporting is reviewed by the full board of directors and overseen by the Nominating and Corporate Governance Committee. As specified in its charter, the committee is responsible for overseeing the Bank’s practices and reporting with respect to its efforts to create a more inclusive and diverse workplace and matters related to its larger responsibilities to society that are considered by management to be of significance to the Bank and its stakeholders.
The Bank's Sustainability and Climate Disclosure Working Group includes executive management representatives from enterprise risk management, strategic planning, credit, finance, accounting, legal, and investor relations. They regularly coordinate with other key stakeholders such as supply chain management, human resources and facilities. The Board of Directors oversees management of climate-related risk, including through the approval of our Risk Management Framework as well as through the strategic planning process.

Our Guiding Principles state that we strive to make our clients stronger by creating economic opportunity for them; our goal is to provide products and services that strengthen our clients, not weaken them. We want to be proud of the clients we’re associated with, and we want them to be proud to be associated with us. We are committed to improving the quality of life for our clients on every rung of the economic ladder by enthusiastically engaging ourselves in community issues and offering creative financing solutions to challenging community needs.
New, modified or expanded products and services undergo extensive due diligence as required by our New Initiatives Review Policy, which includes reviews to help ensure that we deploy appropriate governance, employee training and awareness, pricing, disclosure, risk controls, monitoring, and reporting. The Change, Initiatives and Technology Committee, a management committee that reports to the Risk Oversight Committee of the Board of Directors, monitors the performance of designated initiatives post-implementation. Our marketing is governed by our Regulatory Advertising Policy, and each piece in any medium is reviewed by our compliance team for accuracy and clarity.
Advancing Our People
The Zions Bancorporation Code of Business Conduct and Ethics notes that all employees are responsible for providing a positive working environment honoring fairness and diversity. Demonstrating accountability among leadership, the executive management goals set by the Compensation Committee of the Board of Directors include promoting a culture of strong civic leadership and engaging in a wide range of areas that promote enterprise teamwork.
We use analytics, training and community outreach to attract and engage a diverse team as reflected by the membership of our Board, executives and other employees. We offer more than 2,000 virtual, in-person and prerecorded learning options for employees to create tailored learning plans for personal and professional development. Our “Building Equitable Workplace” training to support and promote a culture that values differences is required for all new employees within six months of their start date. Regular enhanced training is required for all managers.
We annually conduct reviews of equity in employee compensation with regular third-party validation. Our most recent study, with the help of an independent third party to review equity in employee compensation, found that, after adjusting for relevant variables including job title and geography, women are paid, on average, 99.4% of what men are paid, and minorities are paid 99.1% of what non-minorities earn. We’re committed to continuing this focus on ensuring that Zions Bancorporation has a workplace where all are treated fairly in accordance with their qualifications and abilities.
Building Strong Communities
We are determined to do all in our power to make a difference for women- and minority-owned businesses in the marketplace. Our most potent tool in creating positive change is to put our balance sheet and our bankers to work in funding the capital needs of deserving, underrepresented entrepreneurs.
In May 2021, we launched our Small Business Diversity Banking Program to provide additional access to capital to women-, minority- and veteran-owned businesses. In 2022, we expanded the program to include LGBTQ-owned businesses. We are committed to supporting underserved communities and ensuring that business loans are made available to business owners of all backgrounds by establishing this Special Purpose Credit Program under the Equal Credit Opportunity Act, further demonstrating our dedication to small businesses in our communities and reinforcing our relationship banking model.
In 2024, Zions and the Zions Bancorporation Foundation together contributed $12.6 million to more than 1,000 charitable groups categorized as shown in the chart below.

2023 Charitable Contributions
Revitalization, 0.3%
Affordable Housing, 4.4%
Arts & Culture, 25.4%
Community Service, 24.2%
Economic Development, 7.7%
Education, 28.8%
Health, 9.2%

Bolstering Environmental Sustainability
By taking deliberate actions toward sustainability — energy conservation and benchmarking — as well as offering incentives for employees to use mass transit, financing green projects and supporting air-quality efforts, Zions Bancorporation is helping benefit future generations across its footprint.
In 2022 we held the ribbon-cutting for our new technology and operations campus. Built on a former Environmental Protection Agency Superfund site, the new facility achieved LEED Platinum certification, with 75% of its power provided by on-site solar energy. We will also achieve significant efficiencies from the elimination of 11 smaller centers in which our people were previously located.
Zions has redesigned processes to promote electronic forms and signatures. For example, our Paycheck Protection Program loan and forgiveness process was 100% paperless, including supporting and closing documentation, which we estimate conserved approximately two million sheets of paper.
We have more than doubled our portfolio of renewable energy investments since 2018 and are ranked a top Mandated Lead Arranger of loans to renewable energy projects in the U.S.

BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that nine of our 11 Board nominees are “independent” as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s lead director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s standing committees, other than the Executive Committee, are independent. As noted elsewhere in this Proxy Statement, members of management serving on the Board include Chairman and CEO Harris H. Simmons and President and COO Scott J. McLean.

Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Bank’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Bank or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Bank or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Bank and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Bank and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the chairman and CEO of the Bank, and Scott J. McLean, president and COO of the Bank. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Bank. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Bank, including over 30 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Bank’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure — which includes regular executive sessions, each chaired by an independent lead director; meetings with the Bank’s regulators, external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members — provides effective challenge and appropriate oversight of the Bank’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders on multiple occasions, and allows the Board discretion to select the person or persons most qualified to lead the Bank.

INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of the Board is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Bank’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Bank, an independent director selected solely by the Bank’s independent directors will serve as the “lead director.” The role of the lead director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:
•Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors;
•Calling meetings of independent directors;
•Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Bank and its performance, and relaying those concerns, where appropriate, to the full Board;
•Conducting calls with each Board member as part of the Board’s effectiveness review process;
•Consulting with the CEO regarding the concerns of the directors;

•Being available for consultation with the senior executives of the Bank as to any concerns any such executive might have;
•Communicating with shareholders upon request;
•Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board; and
•Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role.
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Our Executive Committee includes our CEO and five independent directors. All five of our standing committees are chaired by independent directors.

BOARD COMMITTEES
    Our Board’s standing committees are the following:
•Executive Committee;
•Audit Committee;
•Risk Oversight Committee;
•Compensation Committee; and
•Nominating and Corporate Governance Committee.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Bank’s Bylaws. The current versions of the written committee charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters at least annually. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and minor updates made as needed during 2023.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Maria Contreras-Sweet		✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
Claire A. Huang		✓		✓
Vivian S. Lee	✓			✓*
Scott J. McLean
Edward F. Murphy	✓	✓*	✓
Stephen D. Quinn, Lead Director	✓*		✓		✓
Harris H. Simmons	✓
Aaron Skonnard					✓
Barbara A. Yastine	✓		✓*	✓
* Committee Chair
EXECUTIVE COMMITTEE
Our Executive Committee had six members and did not have occasion to meet in 2023. The Executive Committee reviews projects or proposals that require prompt action from the Bank. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Bank; or remove or indemnify directors. The chairman of the Executive Committee is an independent director and serves as the lead director.
AUDIT COMMITTEE
Our Audit Committee had four members during 2023. They met 12 times and held two joint meetings with the Risk Oversight Committee. In addition, the Audit Committee regularly met informally, with and without members of management, to obtain background information, and prepare for upcoming Committee meetings and the discharge of their responsibilities, such as interviewing candidates for important audit positions. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that Directors Edward F. Murphy and Gary L. Crittenden are audit committee financial experts with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.

RISK OVERSIGHT COMMITTEE
Our Risk Oversight Committee had four members and met seven times during 2023. In addition, the Risk Oversight Committee held two joint meetings with the Audit Committee. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Bank’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Bank’s material risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.
COMPENSATION COMMITTEE
Our Compensation Committee had three members and met four times during 2023. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Bank’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Bank. The Compensation Committee considers the perspectives of shareholders, regulators, and consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
In 2023, the Committee used the services of an outside executive compensation consultant, McLagan, which is part of the human capital solutions practice at Aon plc, to provide guidance and advice to the Committee on matters covered by its charter, including executive compensation, equity plan share authorization support and proxy disclosure assistance. The Committee assessed the independence of McLagan and Aon under the applicable SEC and Nasdaq rules and concluded that their services presented no conflicts of interest. For further information, see Role of the Committee’s Compensation Consultant in the "Compensation Discussion and Analysis."
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2023 or as of the date of this Proxy Statement is or has been an officer or employee of the Bank, and no executive officer of the Bank served on the compensation committee or board of any company that employed any member of the Bank’s Compensation Committee or Board. None of the members of the Compensation Committee had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Nominating and Corporate Governance Committee had three members and met three times during 2023. Each of its members is independent, determined as described in its committee charter. The purpose of the committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Bank. This includes overseeing practices and reporting with respect to our efforts to create a more inclusive and diverse workplace and matters related to the Bank's larger responsibilities to society that are considered by management to be of significance to the Bank and its stakeholders.

In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•Personal qualities and characteristics, accomplishments, and professional reputation;
•Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business;
•Ability and willingness to commit adequate time to Board and committee matters;
•Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Bank;
•Diversity of viewpoints, backgrounds, experience, gender and race/ethnicity;
•Ability and skill set required to chair committees of the Board; and
•Relevant and significant experience in public companies.
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Bank’s Bylaws. For more information on this process, see “Shareholder Proposals for 2024 Annual Meeting.”
The Nominating and Corporate Governance Committee oversees production of the Bank's Corporate Responsibility Report, which may be accessed at www.zionsbancorporation.com.

BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Bank has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business. To mitigate the inherent risk to a level that is considered safe and appropriate, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Management Framework, and the interests of shareholders and other stakeholders.
The Bank’s Risk Management Framework is a fundamental component of the Bank’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Bank’s business. The Risk Management Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Bank’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Bank’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Bank’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Management Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Bank’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Management Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Bank’s Risk Management Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
The financial services industry faces ongoing and increasing risks and threats associated with its reliance on digital technology to serve its customers. Over the past few years, the Board and its Risk Oversight Committee have spent significant time overseeing management's efforts to address these growing cyber- and technology-related risks. Our Risk Management Framework includes cybersecurity and technology among our Level 1 risks receiving extensive Board and management oversight. The Bank continues to strengthen its infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we have developed additional practices that align with recently implemented securities laws, more clearly identified first-line roles, responsibilities and accountability, provided increased training for all employees, and continue to improve and enhance internal reporting to the Board and its respective committees, including the results of regularly performed systems-vulnerability scans and other controls testing. The Board and its committees receive regular reports from management, including the Bank's chief information security officer and chief technology officer, on technology and cybersecurity risks. The Board periodically directs the Bank to engage independent consultants to review and provide guidance and perspective to the Board on further strengthening the Bank's cybersecurity and technology programs, and directors participate in continuing education on these topics. In addition, the Bank engages consultants at both the strategic level and at the technology implementation level to assist in better managing these risks.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees. Each of the committees regularly reports to the full Board.
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Bank’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Bank’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Bank’s Risk Management Framework. It reviews and recommends the articulation of the Bank’s Risk Management Framework and the overall risk capacity and risk management limits. The Risk Oversight Committee assists the Board and its other committees with their risk-related activities, including providing focused oversight of technology and cybersecurity risk management. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The CRO reports directly to the Risk Oversight Committee and directly to the Bank’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of internal control over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the Bank’s chief audit executive, the CFO, corporate controller and our general counsel on material matters. The chief audit executive reports directly to the Audit Committee and administratively to the Bank’s CEO. The Audit Committee reviews the performance of the chief audit executive annually, determines that individual’s compensation and, when necessary, oversees the selection of his or her replacement.

Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing and awarding compensation in ways that align with our Risk Management Framework in discouraging unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with applicable laws and guidance or limitations issued by regulatory agencies.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Bank for the year ending Dec. 31, 2024. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY has audited the Bank’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Bank. The Audit Committee was directly involved in the selection of the current lead audit partner for the Bank, who was designated commencing with the Bank’s 2020 audit.
Services provided to the Bank and its subsidiaries by EY in fiscal 2023 are described under “Fees paid to EY” below.
For the reasons described in the Report of the Audit Committee included following this proposal on page 22, the members of the Audit Committee and the Board believe that continued retention of EY as the Bank’s independent external auditor is in the best interests of the Bank and its shareholders.
Representatives from EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Bank’s independent registered public accounting firm for fiscal 2024.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for the ratification of the appointment of our independent registered public accounting firm.
FEES PAID TO EY
The Audit Committee reviews and approves the audit fees associated with the Bank’s retention of EY. Aggregate fees for professional services rendered by EY for the Bank arising from the years ended Dec. 31, 2023, and 2022, were:

($ approximate)	2023	2022
Audit	$4,748,643	$4,312,994
Audit-Related	366,500	399,500
Tax	320,000	280,000
All other	7,200	6,441
Total	$5,442,343	$4,998,935
Audit Fees. Audit fees include fees for the annual audit of the Bank’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Bank’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. The audit fee increase is generally due to an increase in hourly rates from the prior year and additional one-time services performed.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, audits of employee benefit plans, and certain agreed-upon procedures and compliance engagements. These fees decreased due to the variation in the timing of billings across financial years.
Tax Fees. Tax fees include fiduciary trust tax compliance and advisory services. Tax fees increased due to a higher volume of services performed.
All Other Fees. All other fees billed by EY include miscellaneous fees.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Bank. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Bank’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Bank and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services in 2023 or 2022 that were not approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation, N.A. For a discussion of the Audit Committee's meetings during 2023 and its role in the Bank's risk oversight, see pages 17 and 20. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations such as accruals for legal and other loss contingencies. The Audit Committee discussed with Bank management and the external auditor changes in accounting rules or standards that could materially impact the Bank’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee no less frequently than annually reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditor. In conducting its review for its 2024 recommendation to retain EY as the external auditor, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Bank’s audit, including a review of auditor performance surveys completed by the Audit Committee and management and the external auditor's responses to the same; a review of fees and scope of services; results of the external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditor's independence, including obtaining a formal written statement describing all relationships between the external auditor and the Bank that might bear on such independence and discussing with the external auditor any relationships that may impact objectivity and independence.
In addition, the Audit Committee discussed with management, the chief audit executive, and the external auditor the quality and adequacy of Zions Bancorporation, N.A.’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the external and internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditor all communications required to be discussed by the applicable requirements of the PCAOB, SEC, and others, and generally accepted auditing standards, and, with and without management present, discussed and reviewed the results of the external auditor's audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the external auditor required by the applicable requirements of the PCAOB regarding the external auditor's communications with the Audit Committee. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Bank’s external auditor. The Audit Committee also discussed the results of the internal audit examinations.
During 2023, the Audit Committee reviewed its charter and made no updates. In addition, the Audit Committee undertook recruitment of a new chief audit executive and selected the EY lead engagement partner who will assume this role beginning with the 2025 examination. The Audit Committee held regular executive sessions without management and private meetings with members of management, internal auditors, and external auditor, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee chairman also met regularly with regulators of the Bank. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Bank’s website at www.zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Bank is responsible for the integrity of the Bank’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Bank’s annual financial statements, reviews of the Bank’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Bank and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation, N.A. as of and for the year ended Dec. 31, 2023, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board that the Zions Bancorporation, N.A. audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended Dec. 31, 2023, for filing with the SEC.
Audit Committee
Edward F. Murphy, Chairman
Maria Contreras-Sweet
Gary L. Crittenden
Claire A. Huang

Proposal 3: Advisory (Nonbinding) Vote Regarding 2023 Executive Compensation ("Say on Pay")
We are required to provide shareholders with the right to cast a nonbinding vote at our 2024 Annual Meeting of Shareholders regarding the compensation of our named executive officers, as disclosed in this Proxy Statement.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby approve, on a nonbinding basis, the 2023 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2023.
The Bank’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon performance-based incentives. Further, the Bank’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that may expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include but are not limited to risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of the Bank’s common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank.
As provided by Section 14A(c) of the Securities Exchange Act of 1934, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions, the Compensation Committee considered the shareholder ratification at our 2023 Annual Meeting of Shareholders of the compensation paid to our named executive officers for 2022. At our 2023 Annual Meeting of Shareholders, over 81% of the votes cast approved the non-binding advisory resolution regarding compensation of our named executive officers.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
We have elected an annual frequency for our shareholders' say on pay vote. In reaching this decision, the Board considered the shareholders' non-binding frequency vote held most recently in 2019 that indicated shareholder preference for an annual non-binding vote on executive officer compensation.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2023 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS OF THE BANK
The following information is furnished with respect to certain of the executive officers of the Bank. Unless otherwise noted, the positions listed are those the officers hold with the Bank1 as of the date of this Proxy Statement.

Individual [2]	Principal Occupation During Past Five Years [1]
Harris H. Simmons Age 69 Officer since 1981	Chairman and Chief Executive Officer
Bruce K. Alexander Age 70 Officer since 2000	Executive Vice President. President and Chief Executive Officer – Vectra Bank Colorado
A. Scott Anderson Age 77 Officer since 1997
Executive Vice President. President and Chief Executive Officer – Zions Bank. Mr. Anderson will retire from these positions and transition to the role of non-executive chairman of Zions Bank on April 1, 2024.

Paul E. Burdiss Age 58 Officer since 2015
Executive Vice President and Chief Financial Officer. Mr. Burdiss will transition to the role of President and Chief Executive Officer - Zions Bank, on April 1, 2024 and will continue to serve as Executive Vice President.

Kenneth J. Collins Age 58 Officer since 2018	Executive Vice President, Enterprise Program Management. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Shannon Drage Age 44 Officer since 2023	Senior Vice President, Director of Financial Planning & Analysis and acting Director of Investor Relations. Prior to 2023, officer of Bank subsidiaries or divisions holding various financial positions
Eric Ellingsen Age 47 Officer Since 2021	Executive Vice President. President and Chief Executive Officer – California Bank & Trust. Prior to 2021, President and Chief Operating Officer of California Bank & Trust
Alan M. Forney Age 63 Officer since 2018	Executive Vice President. President and Chief Executive Officer – The Commerce Bank of Washington. Prior to 2018, officer of The Commerce Bank of Washington holding various positions, including chief lending officer
Olga Hoff Age 50 Officer since 2018	Executive Vice President, Retail Banking. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Christopher Kyriakakis Age 52 Officer since 2022	Executive Vice President and Chief Risk Officer. From 2022-2024, Chief Audit Executive. Prior to 2022, served as managing vice president of Capital One Financial Corporation

Individual [2]	Principal Occupation During Past Five Years [1]
Thomas E. Laursen Age 72 Officer since 2004	Executive Vice President, General Counsel and Secretary. Mr. Laursen will retire from the Bank and will be replaced in these roles by Deputy General Counsel Rena Miller on April 1, 2024.
Scott A. Law Age 58 Officer since 2019	Executive Vice President and Chief Human Resources Officer. Prior to 2019, Director of HR Shared Services
Scott J. McLean Age 67 Officer since 2006	President and Chief Operating Officer
Ryan Richards Age 47 Officer since 2021
Senior Vice President and Corporate Controller since May 2021. From Dec. 2019 to April 2021, served in various capacities with Truist Financial Corporation, including chief accounting officer and director of investor relations. Various positions with SunTrust Banks, Inc. from Aug. 2014 to Dec. 2019. Mr. Richards will transition to the role of Executive Vice President and Chief Financial Officer on April 1, 2024.

Rebecca K. Robinson Age 49 Officer since 2016	Executive Vice President and Director of Wealth Management
Terry A. Shirey Age 52 Officer since 2017	Executive Vice President. President and Chief Executive Officer – Nevada State Bank
Jennifer A. Smith Age 51 Officer since 2015	Executive Vice President and Chief Technology and Operations Officer
Steve D. Stephens Age 65 Officer since 2010	Executive Vice President. Chief Executive Officer – Amegy Bank
Derek Steward Age 54 Officer since 2023	Executive Vice President and Chief Credit Officer. Prior to 2023, officer of Zions Bancorporation's enterprise services division holding various positions in credit administration
Randy R. Stewart Age 64 Officer since 2018	Executive Vice President, Enterprise Mortgage Lending. Prior to 2018, officer of Amegy Bank holding various positions
Mark R. Young Age 65 Officer since 2015	Executive Vice President. President and Chief Executive Officer – National Bank of Arizona
1.Many of the individuals held the same or similar position for Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective Sept. 30, 2018.
2.Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2023 compensation paid or awarded to our named executive officers, or NEOs, and the factors we considered in making those decisions. All of the NEOs were members of our Executive Management Committee, or EMC, which is made up of our CEO and the senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee (the Committee).
Our NEOs for 2023 are:
•Harris H. Simmons, Chairman and Chief Executive Officer (CEO);
•Paul E. Burdiss, Chief Financial Officer (CFO);
•Scott J. McLean, President and Chief Operating Officer (COO);
•A. Scott Anderson, President and CEO of Zions Bank; and
•Eric Ellingsen, President and CEO of California Bank & Trust.

EXECUTIVE SUMMARY	28	SUMMARY COMPENSATION TABLE	45
COMPENSATION OVERVIEW	30	2023 GRANTS OF PLAN-BASED AWARDS	47
COMPENSATION DECISIONS FOR THE 2023 PERFORMANCE PERIOD	32	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2023	48
Base Salary	32	OPTION EXERCISES AND STOCK VESTED IN 2023	49
Annual Cash Incentive	33	2023 PENSION BENEFITS	49
Long-Term Incentives	35	2023 NONQUALIFIED DEFERRED COMPENSATION	50
DECISION-MAKING ROLES AND PROCESS	39	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	51
OTHER COMPENSATION ELEMENTS	41	OTHER INFORMATION
COMPENSATION PRACTICES AND POLICIES	43	CEO PAY RATIO DISCLOSURE	54
Compensation Committee Report	44	PAY VERSUS PERFORMANCE DISCLOSURE	55

EXECUTIVE SUMMARY

2023 FINANCIAL HIGHLIGHTS
Our financial performance for 2023 relative to the prior year reflected an increase in deposits, lower net interest income, stabilization of the net interest margin, loan growth, and strong credit quality, as well as higher noninterest expense and provision for credit losses.
•Net interest income decreased $82 million, or 3%, as higher earning asset yields were offset by rising funding costs.
•Average interest-earning assets decreased $1.7 billion, or 2%, primarily due to an earning-asset mix change toward higher-yielding loans, while reducing the size of our lower-yielding securities and money market positions.
•Total loans increased $2.1 billion, or 4%.
•Average interest-bearing liabilities increased $9.7 billion, or 23%, as customers migrated to interest-bearing products in response to the higher interest rate environment.
•Total deposits increased $3.3 billion, or 5%, driven largely by a combination of competitive interest rates, customer outreach, and expanded utilization of reciprocal deposit programs in order to increase the availability of FDIC insurance.
•Provision for credit losses increased $10 million, or 8%.
•Total noninterest income increased $45 million, or 7%.
•Total net revenue decreased $37 million, or 1%.
•Total noninterest expense increased $219 million, or 12%, driven largely by a $90 million accrual associated with an FDIC special assessment.
•Net loan and lease charge-offs (NCOs) were $36 million, or 0.06% of average loans in 2023, compared with $39 million, or 0.07% of average loans in 2022.
•Net earnings applicable to common shareholders decreased $230 million, or 26%.
•Diluted earnings per share was $4.35, compared with $5.79 in 2022.
•Adjusted pre-provision net revenue ("PPNR") less NCOs decreased $139 million, or 11%.
•Adjusted noninterest expense increased $110 million, or 6%.
•The efficiency ratio was 62.9%, compared with 58.8% in 2022.
For additional information regarding our financial performance, see our 2023 annual report on Form 10-K filed with the SEC and published on our website (www.zionsbancorporation.com).

Some of the Bank’s key 2023 performance measures are highlighted in the following charts.

2023 PERFORMANCE SNAPSHOT
1.The 2023 Zions custom peer group is described later in this document under the section labeled "Peer Group."
2.Reported as tax equivalent net interest income less net loan charge-offs as a percentage of average earning assets.

2023 COMPENSATION DECISIONS SUMMARY
The Compensation Committee awarded the Bank’s NEOs total compensation with respect to 2023 that the Committee believes is generally commensurate with the Bank’s and management's performance in 2023.
•Approved 2023 salary increases for NEOs were, on average, approximately 2.8%.
•Approved 2023 annual cash incentive awards for NEOs were, on average, 73.5% of target and differentiated based on individual role, performance, and the 2023 operating environment.
•Approved 2021-2023 Value Sharing Plan payouts for NEOs were, on average, 58% of target that ranged from 35.5% to 95% of target.
•Approved increased incentive targets for the CEO to improve target compensation alignment with market benchmarks.
•Approved annual 2023 long-term incentive awards, with greater than 50% of the grant delivered through performance-based awards, in the form of long-term cash incentives and stock options.

COMPENSATION OVERVIEW
COMPENSATION PHILOSOPHY AND OBJECTIVES
Zions' Compensation Committee believes the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Bank shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:
•Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry.
•Motivate and reward executives whose knowledge, skills, and performance are critical to our success.
•Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance greater than established targets.
•Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions.
•Pursue all compensation objectives that reflect prudent risk-taking and protect the safety and soundness of the Bank, including incorporating performance goals specifically tied to risk management.

The Bank’s compensation philosophy supports and reflects the Bank’s risk management culture. Zions’ 2023 compensation program for our NEOs was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
The Bank’s portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. The Committee used its judgement in making decisions for 2023 compensation to take into account other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

Risk mitigation is balanced with profitability and other performance objectives through features in the Bank’s compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements as outlined below.
Compensation Features and Governance

What We Do:	What We Don't Do:
Pay for performance	No tax gross-ups for change in control payments
Require strong ownership and retention of equity	No “timing” of equity grants
Retain a Compensation Committee consultant	No hedging; restrictions on pledging
Maintain “double trigger” provisions for change in control scenarios	No repricing of stock option awards
Discourage excessive and unnecessary risk taking	No excessive perquisites
Maintain recoupment and clawback policies	No company plane or personal use of aircraft
Annual say-on-pay vote	No employment agreements for executive officers
2023 Say on Pay Vote and Shareholder Engagement
At our 2023 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 81% of the votes cast voting in favor of that proposal. The Compensation Committee reviewed the results of the shareholder vote, and asked management to conduct shareholder outreach to better understand views about our compensation structure and decisions.
The Bank offered meetings to our top institutional shareholders representing over 50% of our outstanding common shares. In response to these invitations, leaders from the Bank's investor relations, human resources, and legal teams met with our institutional shareholders representing over 25% of our outstanding common shares, seeking their feedback regarding our executive compensation practices. We also met with Glass Lewis to better understand their perspective. During these discussions, shareholders shared some of their primary considerations in assessing a company's pay practices and had an opportunity to gain a greater understanding of our executive pay levels and performance alignment.
To further enhance our alignment with shareholder interests, we have implemented the following updates to our 2024 compensation practices:
•Annual Incentive Plan: We redesigned the annual incentive plan for executives to be based 75% on financial metrics, and 25% on other strategic priorities. This will improve the transparency of our pay-for-performance alignment and enhance disclosures on the rationale for annual incentive payments.
•Long-term Incentive Plan: We increased the weighting of our performance-based long-term incentive, the cash-based Value Sharing Plan, to be 50% of our long-term incentive mix. Time-based restricted stock units will constitute the other 50% of our long-term incentive grant.
Greater detail about these changes will be included in our 2025 proxy statement.

2023 Target Total Direct Compensation
Our executive compensation program emphasizes performance-based compensation tied to Zions' financial performance, stock price and contributions to strategic initiatives. Approximately 84% of Mr. Simmons' target total compensation is performance-based and at risk, while the other NEOs have an average of 73% of their compensation performance-based and at risk.
Our NEOs’ total target direct compensation for 2023 consisted of the components described below:
1. 2023 Target Compensation is computed as the sum of the following compensation elements: (i) 2023 base salary; (ii) 2023 target annual cash incentive (i.e., an estimate of the cash award for expected performance results achieved in 2023 and awarded/paid in March 2024); (iii) target grant value of Value Sharing Plan units awarded in 2023; and (iv) combined target grant value of restricted stock units and stock options granted in 2023.
Details on each compensation element and individual grant decisions are set forth below under the "Compensation Decisions for the 2023 Performance Period” section.

COMPENSATION DECISIONS FOR THE 2023 PERFORMANCE PERIOD

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives, individual performance, and the overall market environment.

Base Salary
The Committee establishes the executive officers' base salaries in the context of the market median of the custom peer group (as described below). In Feb. 2023, the Committee reviewed executive management (EMC) compensation for 2023 and approved base salary increases of, on average, 4.2% for EMC members. Typically, base salary increases consider the competitive market and recognize individual performance, experience, criticality of the position and market data. While the Committee approved salary increases for each EMC member, Messrs. Simmons and McLean requested their salary remain flat to 2022 due to expense reduction efforts. After consideration, the Committee agreed to this request.

Because his job responsibilities require his presence in both Texas and Utah, Mr. McLean’s 2022 and 2023 base salary listed below includes a $34,000 adjustment for housing, which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2023 Base Salary Increase
Name	2022 Base Salary	2023 Base Salary	% Increase
Harris H. Simmons	$1,060,900	$1,060,900	—%
Paul E. Burdiss	$612,000	$636,500	4.0%
Scott J. McLean	$732,000	$732,000	—%
A. Scott Anderson	$610,500	$633,000	3.7%
Eric Ellingsen	$560,000	$594,000	6.1%

Annual Cash Incentive
In Feb. 2023, the Committee established performance objectives and annual cash incentive targets and maximums for all EMC members for the 2023 performance year.
The target cash incentive structures were developed based on an analysis from the Committee's consultant of peer compensation structures and target levels by position. Mr. Simmons' 2023 annual cash incentive target was increased from 140% of base salary to 150% to bring his target compensation closer to the median of our peer group. The targets for the other NEOs remained unchanged in 2023 from 2022 levels.
The performance objectives for each EMC member contained descriptions of key priorities for each executive to focus on during 2023. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2023. The following are the performance categories and 2023 priorities:
•Financial Management
•Strategic Leadership
•Effective Risk Management
•Talent Management and Succession Planning
•Other Role-Specific Priorities.
The overall cash incentive pool for the Bank decreased in 2023, based largely on the decline of adjusted PPNR, less net charge-offs and other financial results. In Feb. 2024, the CEO provided his assessment for each EMC member’s performance against his or her preestablished quantitative and qualitative performance categories and he recommended incentive awards accordingly. Mr. Simmons did not make any recommendations regarding himself. Management also included an assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating. Risk assessments include such items as credit quality, operational losses, risk appetite metrics, technology risk management, and quantitative consideration of issues management and compliance with the Bank's risk management strategic objectives and culture.
While the Bank believes this performance review process improves transparency and strengthens the alignment between pay and performance, the Committee continues to rely on discretion and the exercise of disciplined judgment in making its final award determinations, so that individual contributions align properly with the organization’s financial and risk management results.
The Committee relied on the CEO's recommendations for the other NEOs and its review and evaluation of the aforementioned factors to approve the following cash incentives to the NEOs for the 2023 performance year.

All of our NEOs received cash incentive awards that were below target, based on overall Bank performance in 2023 and adjusted for each NEO based on individual performance.

2023 Annual Cash Incentive Award
Name	Target Cash Incentive	Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	$1,591,350	$1,145,772	72.0%
Paul E. Burdiss	$636,500	$471,000	74.0%
Scott J. McLean	$802,700	$594,000	74.0%
A. Scott Anderson	$474,750	$338,000	71.2%
Eric Ellingsen	$445,500	$340,000	76.3%
2023 was a challenging year with prominent bank failures. Like many banks, Zions posted declines in both adjusted PPNR (PPNR less net charge-offs) and net interest income. However, the Committee noted Zions’ preparedness and effective response to the tumult and other leadership accomplishments by Mr. Simmons during the year:
Harris H. Simmons, Chairman and CEO
•Effective leadership in balance sheet and liquidity management with proactive hedging strategies in a volatile environment.
•Continued execution of growth initiatives in the Bank's strategic plan while exiting businesses with marginal returns.
•Exemplary performance in credit quality, improved internal controls and continuing to strengthen the bank's control environment and reduce operational risk.
•Recruited strong additions to the senior management team with successful transitions of key senior leadership positions and continued professional development initiatives.
Mr. Simmons noted the following significant accomplishments in the assessment of each NEO’s performance during 2023:
Paul E. Burdiss, CFO
•Active balance sheet and liquidity management and dynamic response to changing depositor behaviors.
•Demonstrated preparedness for the rapid balance sheet changes precipitated by prominent bank failures; repo and other funding facilities were immediately available.
•Improved understanding and reporting of business line profitability.
•Significant improvements made in the Bank’s Business Continuity/Disaster Recovery capabilities.
•Continued strong support of the Bank’s strategic initiatives.

Scott J. McLean, President and COO
•Effective leadership in coordinating efforts to bring deposits back onto the balance sheet following the rapid changes in client expectations precipitated by prominent bank failures.
•Leadership of initiatives to improve and simplify loan origination and other processes.
•Strong results in continuing to strengthen the Bank’s control environment and reduce operational risk.
•Completion of first phase of the new deposit platform implementation.
•Exemplary community leadership and extraordinary work ethic.

Scott Anderson, President and CEO – Zions Bank
•Effective leadership in reducing headcount and exiting businesses with diminishing economics.
•Strong performance in loan and noninterest income growth.
•Excellent credit results.
•Excellent results in customer satisfaction scores and improving the customer experience.
•Outstanding leadership in numerous community programs and projects throughout the Intermountain area.

Eric Ellingsen, President and CEO – California Bank & Trust
•Strong leadership in managing through a challenging banking environment in California in 2023.
•Solid recovery of displaced deposits and strong loan growth.
•Excellent credit quality and risk management results.
•Very effective personnel development, building a strong management bench.
•Outstanding contributions to enterprise projects, and thought leadership with respect to balance sheet and interest rate risk management.

Long-Term Incentives
Long-term incentive compensation has been an area of particular emphasis in our executive compensation program. The aim is to promote the long-term perspective necessary for our continued success, including sustained strong profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective to align a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. Both equity-based awards and value sharing plan units subject executives to long-term risks faced by the Bank and its shareholders.
Our long-term incentive compensation programs serve as a key retention element because payouts are conditioned on continued employment with the Bank. Overall, the target mix in 2023 remained unchanged (as a percentage of total target long-term incentive compensation) and was comprised of 45% multi-year cash incentive units or value sharing plan units, 44% restricted stock units, and 11% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price, the Bank's financial performance, and the executive's continued service. In 2023, the Compensation Committee increased Mr. Simmons' long-term incentive target from 330% to 370% of base salary to improve the alignment of his overall target compensation package compared to the other CEOs in the custom peer group.
The following table summarizes the long-term awards granted in 2023:

2023 Long-Term Incentive Grants
Name	Value Sharing Plan	Stock Options[1]	Restricted Stock Units[1]	Total[1]
Harris H. Simmons	$1,838,160	$449,328	$1,797,312	$4,084,800
Paul E. Burdiss	$601,493	$147,031	$588,126	$1,336,650
Scott J. McLean	$751,410	$183,678	$734,712	$1,669,800
A. Scott Anderson	$341,820	$83,556	$334,224	$759,600
Eric Ellingsen	$320,760	$78,408	$313,632	$712,800

1. Amounts above represent rounded target values as of the date of grant, based on the Bank’s stock price and the Black-Scholes value, and differ from the amounts set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table which are computed in accordance with FASB ASC Topic 718.

Value Sharing Plans
The Bank’s three-year cash incentive plans, referred to as value sharing plans, encourage our NEOs and certain designated key employees to focus on long-term financial results for the business units they manage, and provide an opportunity to be rewarded for financial results that exceed predetermined minimum performance thresholds over multi-year periods.
We have a corporate-level value sharing plan that is established each year for participants with enterprise-wide responsibilities. Additionally, we believe in maintaining strong local brands and local management teams in each market. Affiliate CEOs and their management teams maintain the primary responsibility for their banks’ profitability. Accordingly, corresponding value sharing plans are established for senior officers at each of our seven bank affiliates in order to more directly reward those participants for results within their markets and spheres of influence. Affiliate CEOs are typically granted units in both the corporate and affiliate-level plans. Value sharing plans are reviewed and updated each year to ensure alignment with the Bank’s business strategy, regulatory guidance and the external market.
The following sections outline the plan design highlights for the 2021-2023 plans, the pay-outs for which were determined following the conclusion of the performance period on Dec. 31, 2023, and the 2023-2025 plans, under which the NEOs were granted units during the first quarter of 2023. We also granted awards in 2022 under 2022-2024 plans that are not described here.
2021-2023 Value Sharing Plans
The 2021-2023 value sharing plans measured financial performance in the categories below, with the indicated weights applied in determining award values. The table displays the achievement of each metric based on the goals and performance payout matrices. Additional detail including the performance payout matrices are described in the 2021 Proxy Statement.

		Zions Bancorporation Value Sharing Plan		Affiliate Value Sharing Plans
2021-2023 Value Sharing Plan Design		Metric Weight	Achievement	Metric Weight	Zions Bank Achievement	California Bank & Trust Achievement
Absolute Metrics (Corporate/Bank Affiliate results)	PPNR Growth[1]	25%	34%	37.5%	148%	150%
	Net Charge-Offs / Average Loans	15%	137%	22.5%	121%	143%
	Efficient Capital Utilization[2]	10%	97%	15.0%	70%	101%
Relative Metrics (Corporate results v. Peer Group)	Adjusted EPS Growth[3]	25%	33%	12.5%	33%	33%
	Return on Tangible Assets[3]	25%	94%	12.5%	94%	94%
1.PPNR = adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in Zions' Annual Report on Form 10-K.
2. This is computed by taking the sum of loan credit spread income (including municipal loans treated as securities) and managed core fee income and dividing this result by the related risk-weighted earning assets.

3. Actual net-charged off loans and leases will be substituted for provision for loan losses in calculating relative Adjusted EPS Growth and ROTA.

The final settlement values are detailed in the chart below. Messrs. Simmons, Burdiss, and McLean had 100% of their awards in the Zions Bancorporation Value Sharing Plan. Mr. Anderson's award was split evenly between the Zions Bancorporation plan and the Zions Bank plan. Mr. Ellingsen's award was split evenly between the Zions Bancorporation Plan and the California Bank & Trust plan.

2021-2023 Value Sharing Plan – Payment Values
Name	Value Sharing Plan[1]	Target VSP	VSP Achievement[2]	Payment[2]
Harris H. Simmons	Zions Bancorporation	$1,297,800	35.5%	$460,719
Paul E. Burdiss	Zions Bancorporation	$546,351	35.5%	$193,955
Scott J. McLean	Zions Bancorporation	$670,963	35.5%	$238,192
A. Scott Anderson	Zions Bancorporation	$160,047	71.0%	$113,633
	Zions Bank	$160,047	109.0%	$174,451
Eric Ellingsen	Zions Bancorporation	$141,750	71.0%	$100,643
	California Bank & Trust	$141,750	119.0%	$168,683
1. Results are shown for the plans in which the NEOs received benefits.
2. Messrs. Simmons, Burdiss, and McLean's 2021-2023 VSP payouts were contingent upon the Committee's assessment of the implementation of a core deposit system replacement scheduled to be completed in 2023. While the initial pilot was implemented, the complete implementation and roll-out was postponed until 2024. As the provision language allows, the Committee determined that 50% of this VSP payment will be withheld for one year, and thus not earned, pending reassessment of the final implementation. The performance and payment values represent 50% of the value according to the VSP financial results.

2023-2025 Value Sharing Plans
In Feb. 2023, the Committee established value sharing plans consisting of a corporate-level and seven affiliate-level plans covering the three-year period from Jan. 1, 2023, through Dec. 31, 2025. Unit awards to executives and other officers in the value sharing plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Bank.
The 2023-2025 plans focus on key drivers of long-term shareholder value, promote understanding and connection to performance, maintain alignment with affiliate and enterprise-wide performance, and focus on risk management outcomes for the entities they manage. The plan design is similar to the prior three plans. The five financial metrics for the 2023-2025 plan are outlined below. The target value of each unit was established at $1.00 per unit and the maximum payout value for each unit was set to $1.50 per unit. The weightings were modified to give affiliate banks more emphasis on their absolute metrics (75/25) while the corporate plan is weighted evenly between absolute and relative metrics.

The 2023-2025 value sharing plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

2023-2025 Value Sharing Plan Design		Corporate VSP Weight	Bank Affiliate VSP Weight
Absolute Metrics (Corporate/Bank Affiliate results)	PPNR Growth[1]	25.0%	37.5%
	Net Charge-Offs / Average Loans	15.0%	22.5%
	Efficient Capital Utilization[2]	10.0%	15.0%
Relative Metrics (Corporate results v. Peer Group)	Adjusted EPS Growth[3]	25.0%	12.5%
	Return on Tangible Assets[3]	25.0%	12.5%
1.PPNR = adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in Zions' Annual Report on Form 10-K.
2. This is computed by taking the sum of loan credit spread income (including municipal loans treated as securities) and managed core fee income and dividing this result by the related risk-weighted earning assets.

3. Actual net-charged off loans and leases will be substituted for provision for loan losses in calculating relative EPS Growth and ROTA.
The final ROTA and EPS Growth component payout values will be calculated by taking a simple average of the ROTA and EPS growth component values for 2023, 2024, and 2025 compared to the companies in the custom peer group.

Risk-Adjusted Return on Tangible Assets		Adjusted EPS Growth
Rank v. Peers	Payout ($/unit)	Rank v. Peers	Payout ($/unit)
Max - 100th percentile	$1.50	Max - 100th percentile	$1.50
80th percentile	$1.30	80th percentile	$1.30
60th percentile	$1.10	60th percentile	$1.10
50th percentile	$1.00	50th percentile	$1.00
40th percentile	$0.80	40th percentile	$0.80
30th percentile	$0.40	30th percentile	$0.40
Below Threshold	$—	Below Threshold	$—
Performance for absolute metrics will be measured over a single three-year performance period with two of the measures (PPNR growth and efficient capital utilization) using 2022 as the baseline year.

Risk-Adjusted PPNR Growth		Net Charge-Offs / Avg Loans		Efficient Capital Utilization
% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)
> 30% Growth	$1.50	<= 0 bps	$1.50	>=130%	$1.50
27% Growth	$1.35	10 bps	$1.25	120%	$1.33
23% Growth	$1.15	15 bps	$1.13	110%	$1.16
20% Growth	$1.00	20 bps	$1.00	100%	$1.00
15% Growth	$0.75	30 bps	$0.67	95%	$0.75
10% Growth	$0.50	40 bps	$0.34	90%	$0.50
<0% Growth	$—	>50 bps	$—	<80%	$—

Stock Option Awards
In Feb. 2023, the Committee also approved stock option awards for the Bank's NEOs. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, there is less year-over-year variance (at an individual level) in the grant-date value of the options granted to participants.
Additionally, these stock option grants were limited to less than 10% of each respective NEO’s total incentive compensation in order to discourage excessive or unnecessary risk taking. The Bank’s stock option awards have been granted with a seven-year term and ratable vesting over three years.
No stock options were issued during the 2024 annual equity grant cycle.
Restricted Stock Unit Awards
In Feb. 2023, the Committee also approved restricted stock unit awards for the Bank's NEOs. These grants were intended to focus senior executives on future performance and to better align executives' compensation to the interest of shareholders. Like the granting of stock options, the grant-date value of these awards is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years, on the anniversary date of the grant. Consistent with prior years, the Committee attached two-year post-vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

DECISION-MAKING ROLES AND PROCESS
ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee reviews and approves the compensation of our EMC. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include helping ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives, Risk Management Framework, and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include but are not limited to the following:
•Reviewing, recommending, and seeking the full Board's input on the compensation for the Bank’s CEO.
•Reviewing and approving CEO compensation recommendations for the remaining NEOs, and other members of the EMC.
•Reviewing and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period.
•Approving annual cash-incentive award opportunities, equity-award opportunities, and long-term cash-award opportunities under the Bank’s value sharing plans.
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.

Role of the Committee’s Compensation Consultant
In 2023, the Committee used the services of an outside executive compensation consultant, McLagan, which is part of the human capital solutions practice at Aon plc, to provide guidance and advice to the Committee on matters covered by its charter, including executive compensation, equity plan share authorization support and proxy disclosure assistance. The fees for those services totaled $178,887 during 2023.
Management engaged McLagan and another Aon affiliate to provide survey data to the Bank that was used for broad-based compensation matters, including compensation benchmarking. Management also engaged Aon to provide support for the design of certain annual incentive compensation programs. Management informed the Committee about its engagement of Aon for the survey and incentive program design work. The aggregate fees for those services totaled $386,585 during 2023.
The Committee assessed the independence of McLagan and Aon under the applicable SEC and Nasdaq rules and concluded that their services presented no conflicts of interest.
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs; additionally, a risk-effectiveness assessment is completed by the CRO for the CEO, each of the NEOs and other executive officers of the Bank. Based on these evaluations, the CEO makes compensation recommendations to the Committee. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Bank’s executive officers.
Additionally, the CEO, president, CFO, CRO, chief credit officer, and other select members of the Bank’s EMC serve on the internal Incentive Compensation Oversight Committee, or ICOC. The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to ensure that the Bank’s incentive compensation plans do not incent or pose excessive or unnecessary risks to the Bank.

PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the “custom peer group.” The Committee refers to this custom peer group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s compensation consultant or by the Bank, using publicly available data from the custom peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Bank’s consultant reviews any financial and/or compensation data that is prepared by the Bank and provided to the Committee.
The custom peer group consists of companies that the Committee believes are reasonably comparable in terms of size and scope of business to the Bank and against which the Committee believes the Bank competes for talent and shareholder investment. The following 18 companies were established as the peer group in Dec. 2021 and used by the Committee to benchmark and inform 2023 target compensation for executives.

•Associated Banc-Corp (ASB)	•Hancock Whitney Corp (HWC)
•BOK Financial Corporation (BOKF)	•Huntington Bancshares Incorporated (HBAN)
•Citizens Financial Group, Inc. (CFG)	•KeyCorp (KEY)
•Comerica Incorporated (CMA)	•M&T Bank Corporation (MTB)
•East West Bancorp, Inc. (EWBC)	•Pinnacle Financial Partners (PNFP)
•Fifth Third Bancorp (FITB)	•Regions Financial Corporation (RF)
•First Horizon National Corporation (FHN)	•Synovus Financial Corp. (SNV)
•First Republic Bank (FRC)	•Western Alliance Bancorp (WAL)
•FNB Corp. (FNB)	•WinTrust Financial Corporation (WTFC)
The Committee periodically reviews the custom peer group and considers changes deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. In Dec. 2022, the Committee reviewed and removed First Horizon National Corporation due to its then-pending acquisition by Toronto Dominion Bank. This updated custom peer group was used for relative metrics in the value sharing plans starting in 2023. During that review, the Bank continued to rank close to the median of the custom peer group in asset size (57th percentile), total revenue (51st percentile), and market capitalization (45th percentile).
BENCHMARKING
The Bank’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Bank and deliver strong performance to its shareholders. Since the Bank competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the custom peer group. While the benchmarking process provides valuable information regarding the competitive market, the Compensation Committee also assesses many other factors when setting pay levels. These factors include but are not limited to: the executive’s tenure and performance, the performance of the Bank, internal equity, historical compensation, and each position's scope of responsibilities.
When determining compensation mix and levels, the following items are considered:
•The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the custom peer group.
•To reduce volatility and customize the data to Zions' asset size, regression analysis is used to benchmark base salary, target annual cash incentive, and total direct compensation.

•The ability to conform to expectations and guidance issued by various regulatory authorities relating to upside leverage for incentive compensation plans and the mix of long-term incentive compensation (e.g., stock options, restricted stock units, or cash performance plans with multi-year vesting and/or performance periods) as a percentage of each EMC member’s total incentive compensation.

OTHER COMPENSATION ELEMENTS
The NEOs are generally eligible for the same broad-based health and retirement benefit programs on the same basis as the rest of our full-time employees. Programs that provide different levels of benefits for executive officers are noted in the descriptions below.

RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Bank’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.
Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their eligible earnings on a tax-deferred basis, up to a maximum of $22,500 ($30,000 for participants age 50 and over) in 2023. Employee contributions are always 100% vested. Vesting of employer matching contributions occurs upon contribution. We provide a matching contribution of up to 4.5% of compensation (up to the Internal Revenue Code limits).
The plan also has a noncontributory profit-sharing feature that is discretionary based upon our performance according to a formula approved annually by the Board. In view of the Bank’s profit results in 2022, we made a profit-sharing plan contribution in early 2023 equal to 2.5% of eligible compensation in 2022. Bank profit-sharing contributions are invested in our common shares. Participants may diversify the Bank’s profit-sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Bank contributions is an incremental vesting schedule over five years. The maximum employer-matching contribution and profit-sharing contribution permitted under the plan are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2023 cannot exceed $330,000.
For selected executives, including Messrs. Simmons and Anderson, profit-sharing contributions that cannot be provided due to the compensation limitation are restored in the Bank’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan is a non-qualified retirement plan that allows select highly compensated employees to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation. The Bank does not make any employer contributions to this plan. Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code.
Excess Benefit Plan
On Jan. 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations under our 401(k) plan. Messrs. Simmons and Anderson are the only NEOs eligible to participate in this legacy plan.
Supplemental Retirement Plan
From approximately 1978-1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65 or older. Messrs. Simmons and Anderson are the only NEOs who have this arrangement, which will provide them $20,000 per year for 10 years beginning at retirement.

PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Bank to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs. The amount of perquisites for each NEO was less than $10,000 in 2023.

COMPENSATION PRACTICES AND POLICIES
The Bank’s Recoupment Policy, Incentive Compensation Clawback Policy, Share Ownership and Retention Guidelines, and Pledging, Speculative and Hedging Arrangements Policy are available for review under the “Corporate Governance” section of the Bank’s website at www.zionsbancorporation.com. The Recoupment Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended Dec. 31, 2023.
RECOUPMENT AND CLAWBACK POLICIES
The Bank believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features that expose our employees to loss of potential compensation in the event of such adverse impacts.
On Oct. 28, 2023, the Bank adopted the Recoupment Policy to provide for the recovery or “clawback” of certain incentive compensation in the event of an accounting restatement. This policy is intended to comply with, and will be interpreted to be consistent with, the requirements of the Nasdaq Stock Market Listing Rule 5608.
Pursuant to the Recoupment Policy, the Bank shall recover reasonably promptly the amount of erroneously awarded Incentive‐Based Compensation in the event that the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Recoupment Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Bank is required to prepare a restatement after the policy’s effective date.
The Bank also maintains the Incentive Compensation Clawback Policy, which gives the Bank the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the common stock received from the restricted stock units granted to Messrs. Simmons and McLean in Feb. 2023. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event. All awards since 2018 have included this restriction.

ANTI-HEDGING AND RESTRICTED PLEDGING POLICY
The Bank has a long-standing general policy on insider trading to guard against improper securities trading. Our Insider Trading Policy prohibits hedging and places certain restrictions on pledging of Bank stock by directors and executive officers (our hedging and pledging restrictions do not apply to non-executive officer employees). Under this policy, our directors and executive officers may pledge Bank stock only with the approval of the Bank's CEO, CFO or general counsel, based on certain conditions. The Compensation Committee reviews any pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Bank’s stock ownership and retention guidelines.
ACCOUNTING FOR STOCK-BASED COMPENSATION
We account for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 19 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended Dec. 31, 2023.

Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this Report by reference therein.
The Compensation Committee of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This Report was adopted Mar. 4, 2024, by the Compensation Committee of the Board of Directors.
Compensation Committee
Vivian S. Lee, Chairperson
Claire A. Huang
Barbara A. Yastine

Compensation Tables

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned for 2023, 2022, and 2021 by each of the NEOs, comprised of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers during the year ended Dec. 31, 2023.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Nonequity Incentive Plan Compen-sation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)(8)	All Other Compen-sation ($)(9)	Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2023	1,060,900	1,145,772	1,557,584	449,447	460,719	67,640	97,179	4,839,241
	2022	1,060,900	1,336,000	1,266,698	385,100	1,012,284	—	107,065	5,168,047
	2021	1,030,000	792,000	1,021,348	317,259	1,449,210	—	46,296	4,656,113

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2023	635,558	471,000	566,200	147,075	193,955		22,578	2,036,365
	2022	612,000	581,000	543,231	137,997	430,615	—	22,322	2,327,165
	2021	592,250	440,000	534,226	133,561	469,838	—	20,257	2,190,132

Scott J. McLean President and Chief Operating Officer Zions Bancorporation	2023	732,000	594,000	636,722	183,729	238,192		23,193	2,407,836
	2022	732,000	722,000	672,261	204,375	522,185	—	22,335	2,875,156
	2021	711,740	450,000	528,040	164,024	647,073	—	16,463	2,517,340

A. Scott Anderson Chief Executive Officer Zions Bank	2023	632,135	338,000	297,364	83,574	288,084	17,455	46,950	1,703,561
	2022	610,500	402,000	276,697	80,581	252,874	—	51,548	1,674,200
	2021	592,765	327,000	266,375	78,252	346,500	2,593	27,550	1,641,035

Eric Ellingsen Chief Executive Officer California Bank & Trust	2023	592,692	340,000	313,644	78,430	269,325		17,525	1,611,616
	2022	560,000	391,000	295,662	73,912	248,880	—	17,850	1,587,304

1.The table reflects the position held by each NEO as of Dec. 31, 2023. Because Mr. Ellingsen was an NEO in 2022 and 2023 only, no disclosure is included for him in 2021.
2.Mr. McLean’s 2021, 2022, and 2023 salary includes an adjustment for housing that became effective upon his promotion to president of Zions Bancorporation. This housing adjustment reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with Amegy Bank. The housing adjustment is more cost effective for the Bank compared to the alternative of securing corporate housing or utilizing hotels.
3.Annual incentive earned in 2023 paid in 2024.
4.Grant values of restricted stock units are displayed for grants made during the fiscal year. The aggregate grant date fair value of the awards made to the NEOs is estimated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting award may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended Dec. 31, 2023.
5.The amount reflected in the "Option Awards" column is the aggregate grant date fair value of the awards made to the NEOs, computed in accordance with FASB ASC Topic 718. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model. The value ultimately realized by the executive upon the actual vesting of the exercise of the stock options may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended Dec. 31, 2023. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.

6.Long-term incentive, cash-based payments under the Value Sharing Plan amounts under the 2021-2023 plans were considered partially earned as of Dec. 31, 2023, and are reflected in the Nonequity Incentive Plan Compensation column. For Messrs. Simmons, Burdiss, and McLean the value represents 50% of the payment according to the VSP financial results based on the Committee determination to withhold the other 50% for one year pending reassessment of a core deposit system replacement. More information about the determination of these payments is disclosed in the Compensation Discussion and Analysis under the “Compensation Decisions for the 2023 Performance Period” section.
7.The net change in the accumulated present value of pension benefits for during 2023 for Mr. Simmons was $67,650 and for Mr. Anderson was $17,455.
8.Amounts deferred by participants in the Deferred Compensation Plan are invested by the Bank in various investment vehicles at the direction of the participant. The Bank does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Bank. No above market or preferential earnings were credited on deferred compensation accounts in 2023.
9.All other compensation for 2023 consists of the following:

Name	Matching, True-up and Profit- Sharing contributions to the Bank's tax-qualified defined contribution Plan ($)	Contributions to the non-qualified Excess Benefit Plan ($)
Harris H. Simmons	22,251	74,928
Paul E. Burdiss	22,578	—
Scott J. McLean	23,193	—
A. Scott Anderson	22,475	24,475
Eric Ellingsen	17,525	—

2023 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock units, performance stock units, stock options, performance options, and value sharing plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2023.

			Estimated Future Payouts Under Nonequity Incentive Plan Awards				All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)
Harris H. Simmons	Restricted Stock Units[1]	2/13/2023					33,976			1,557,584
	Options[2]	2/13/2023						40,011	52.90	449,447
	Value Sharing Plan[3]	2/13/2023	1,838,160		1,838,160	2,757,240

Paul E. Burdiss	Restricted Stock Units[1]	2/13/2023					11,118			566,200
	Options[2]	2/13/2023						13,093	52.90	147,075
	Value Sharing Plan[3]	2/13/2023	601,493		601,493	902,240

Scott J. McLean	Restricted Stock Units[1]	2/13/2023					13,889			636,722
	Options[2]	2/13/2023						16,356	52.90	183,729
	Value Sharing Plan[3]	2/13/2023	751,410		751,410	1,127,115

A. Scott Anderson	Restricted Stock Units[1]	2/13/2023					6318			297,364
	Options[2]	2/13/2023						7,440	52.90	83,574
	Value Sharing Plan[3]	2/13/2023	341,820		341,820	512,730

Eric Ellingsen	Restricted Stock Units[1]	2/13/2023					5,929			313,644
	Options[2]	2/13/2023						6,982	52.90	78,430
	Value Sharing Plan[3]	2/13/2023	320,760		320,760	481,140
1.Restricted stock units were granted under the Zions Bancorporation 2022 Omnibus Incentive Plan. The restricted stock units have provisions consistent with our typical structure, 25% vesting each year over four years. Upon retirement after attainment of age 60 or older with five or more years of total service with the Bank, the restricted stock units continue to vest according to the original vesting schedule. All unvested restricted stock units are forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.
2.Stock options were granted under the Zions Bancorporation 2022 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest over three years. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.
3.Units were granted under the 2023-2025 value sharing plans. Messrs. Simmons, Burdiss, and McLean, participate in the Bancorporation Value Sharing Plan, while Mr. Anderson has half of his value sharing units in the Bancorporation Plan and half in the Value Sharing Plan of Zions Bank, and Mr. Ellingsen has half of his value sharing units in the Bancorporation Plan and half in the Value Sharing Plan of California Bank & Trust. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from Jan. 1, 2023, to Dec. 31, 2025.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2023
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock on Dec. 29, 2023, the last trading day of the most recent fiscal year ($43.87) by the number of shares or units.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harris H. Simmons	6,238	—	40.91	3/23/2024
	23,424	—	51.23	3/22/2025
	30,504	—	51.17	2/28/2026
	37,812	—	45.65	2/9/2027	6,950	304,897 (3)
	26,918	13,459	48.65	2/7/2028	13,042	572,153 (3)
	8,451	16,902	73.22	2/10/2029	15,779	692,225 (3)
	—	40,011	52.90	2/12/2030	32,602	1,430,250 (3)

Paul E. Burdiss	9,506	—	55.68	2/22/2025
	11,663	—	51.17	2/28/2026
	16,085	—	45.65	2/9/2027	2,957	129,724
	11,332	5,666	48.65	2/7/2028	5,491	240,890
	3,028	6,057	73.22	2/10/2029	5,654	248,041
	—	13,093	52.90	2/12/2030	11,118	487,747

Scott J. McLean	10,590	—	44.55	2/23/2024
	9,749	—	55.68	2/22/2025
	13,620	—	51.17	2/28/2026
	19,505	—	45.65	2/9/2027	3,584	157,230 (3)
	13,916	6,959	48.65	2/7/2028	6,223	273,003 (3)
	4,485	8,970	73.22	2/10/2029	8,374	367,367 (3)
	—	16,356	52.90	2/12/2030	13,889	609,310 (3)

A. Scott Anderson	6,247	—	44.55	2/23/2024
	5,643	—	55.68	2/22/2025
	7,404	—	51.17	2/28/2026
	9,326	—	45.65	2/9/2027	1,714	75,193
	6,639	3,320	48.65	2/7/2028	2,960	129,855
	1,768	3,537	73.22	2/10/2029	3,301	144,815
	—	7,440	52.90	2/12/2030	6,318	277,171

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Eric Ellingsen	1,374	—	44.55	2/23/2024
	1,238	—	55.68	2/22/2025
	1,519	—	51.17	2/28/2026
	2,527	—	45.65	2/9/2027	1,045	45,844
	5,880	2,940	48.65	2/7/2028	2,849	124,986
	1,622	3,244	73.22	2/10/2029	3,029	132,882
	—	6,982	52.90	2/12/2030	5,929	260,105
1.All outstanding stock options vest 33% each year on the grant date anniversary and have a seven-year term.
2.All outstanding restricted shares and restricted stock units vest 25% each year on the grant date anniversary.
3.An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2020, 2021, 2022 and 2023. This provision prohibits them from trading these shares for an additional two-year period following each vesting event.
4.Based on closing market price on Dec. 29, 2023, of $43.87 per share.

OPTION EXERCISES AND STOCK VESTED IN 2023
The following table provides information concerning exercises of options and vesting of restricted stock on an aggregate basis during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons			26,303	1,389,438
Paul E. Burdiss			9,957	520,948
Scott J. McLean			12,618	653,018
A. Scott Anderson			6,004	310,140
Eric Ellingsen			4,174	219,314
1.We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2023 PENSION BENEFITS
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of each NEO’s accumulated benefit under the plans, computed as of Dec. 31, 2023. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Bank’s financial statements.

Name[1]	Plan Name	Number of Years of Credited Service[2]	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Excess Benefit Plan	21.46	502,830	—
	Supplemental Retirement Plan	N/A	157,560	—

A. Scott Anderson	Excess Benefit Plan	22.50	481,662	—
	Supplemental Retirement Plan	N/A	157,560	—
1.Messrs. Burdiss, McLean, and Ellingsen are not eligible to participate in the Bank’s defined benefit retirement programs.
2.The service credits have been constant since 2004. Any future present value changes will only result from interest crediting.
Information regarding the Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2023 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last Fiscal Year” column indicates the aggregate amount contributed to such plans by each NEO during 2023.
The “Registrant Contributions in Last Fiscal Year” column indicates our aggregate contributions on behalf of each NEO during 2023. Generally, these amounts reflect restoration benefits provided under the Bank’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax-qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax-qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last Fiscal Year” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2023, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.

The “Aggregate Balance at Last Fiscal Year End” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of Dec. 31, 2023.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Harris H. Simmons	1,304,946	74,928	240,813	—	2,430,745
Paul E. Burdiss	—
Scott J. McLean	—
A. Scott Anderson	—	24,475	(22,953)	—	1,070,686
Eric Ellingsen	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
For competitive reasons and reasons described below, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change in control of the Bank. We entered into standard agreements due to financial services industry consolidation and because we wanted to minimize distractions to our executives caused by a rumored or actual change in control.
Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change-in-control agreements assist us in retaining executive talent and realizing the objectives described above.
The change-in-control agreements entered into with the NEOs generally provide for certain "double-trigger" change-in-control severance protections as follows: During the two-year period following a change in control of Zions Bancorporation, if the NEO's employment is terminated other than for "cause" or if the NEO resigns for "good reason," they would be paid accrued compensation and benefits, plus an amount equal to a three times multiple of base salary and the greater of the targeted annual bonus or the average annual bonus awarded the three years immediately prior to the change in control.
Our change-in-control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280G of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change-in-control agreements provide that equity awards only provide for accelerated vesting and exercisability after a change in control if the employment of the executive is terminated other than for "cause" or if the NEO resigns for "good reason" (i.e., only upon the occurrence of a “double trigger”). Additionally, executives will be entitled to pro rata payment of awards available under the value sharing plans on a double-trigger basis.
Our change-in-control agreements also provide that, commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Bank any of its officers or employees.
The Potential Payments Upon a Change in Control table at the end of this section summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment, including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Bank or a change in the NEO’s responsibilities.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $43.87.
SEVERANCE
Our NEOs do not have agreements that guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Bank’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a change-in-control agreement (as described above).
Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks' salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks’ pay for every year of completed service up to 10 years and an additional week of pay for every year over 10 years of service, whichever is greater, up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances that may include but are not limited to a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments, but the Bank reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive.
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through value sharing plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEOs received value sharing plan units in 2021, 2022, and 2023. These plans, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, provide for a full value payment based on Bank or affiliate performance at the completion of the three-year award period, subject to certain non-compete, non-disparagement and confidentiality conditions. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Bank, performance will be determined at the higher of target or actual performance, as of the effective date of the change in control, and awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated payment in the event of an NEO’s termination other than for "cause" or if the NEO resigns for "good reason." Value sharing plan units are forfeited by the executive upon termination in circumstances not described above. Please refer to the section "Compensation Discussion and Analysis" for more information about our value sharing plans.
EQUITY AWARDS
The Bank has granted equity awards, consisting of stock options and restricted stock units, to executives, including the NEOs, in recent years. The NEOs' equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Bank other than for cause or by the executive for good reason. In addition, the NEOs' equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.

RETIREMENT PLANS
All of our NEOs are fully vested in their retirement benefits. Profit-sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis,” “2023 Pension Benefits Table,” and in the “2023 Nonqualified Deferred Compensation Table.”
MEDICAL AND DENTAL BENEFITS
Under the Bank’s change-in-control agreements, which are described above under the heading “Potential Payments Upon Termination or Change in Control,” the Bank is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change-in-control agreements for 36 months.

Potential Payments Upon Termination or a Change in Control
Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	1,060,900(1)	7,956,750(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	727,607 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	73,917 (5)

Paul E. Burdiss
Severance	—	—	—	636,500(1)	3,819,000 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,393,966(6)	—	—	1,393,966 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	44,541 (5)

Scott J. McLean
Severance	—	—	—	732,000(1)	4,721,400(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	380,283 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	54,015 (5)

A. Scott Anderson
Severance	—	—	—	633,000(1)	3,323,250 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	146,819 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	54,015 (5)

Eric Ellingsen
Severance	—	—	—	594,000(1)	3,106,931 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	598,688(6)	—	—	598,688 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	73,917 (5)
1.Zions Bancorporation maintains severance guidelines for executive officers up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.

2.Under the Bank’s change-in-control agreements, upon a change in control and termination by the Bank other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the executive’s salary at the time of the change in control plus the greater of: (i) the average annual cash incentive award paid to the executive for the three years preceding the change in control, or (ii) the executive’s current target cash incentive.
3.The Bank’s change-in-control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long-term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control.
4.The Bank’s change-in-control agreements provide for accelerated vesting of any unvested 401(k) plan balances.
5.Under the Bank’s change-in-control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Bank. This figure represents the aggregate cost of fulfilling that obligation.
6.The equity and value sharing plan awards contain provisions that would accelerate vesting in the instance of death or disability. Messrs. Burdiss and Ellingsen would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of Dec. 31, 2023. Messrs. Simmons, McLean, and Anderson would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of Dec. 31, 2023.
7.The Bank’s change-in-control arrangements, value sharing plan provisions, and equity-award terms would give the NEOs certain benefits under change-in-control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of Dec. 31, 2023. For value sharing plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of Dec. 31, 2023. For equity awards that are held by NEOs who were not age 60 or did not have five years’ service as of Dec. 31, 2023, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on Dec. 31, 2023, and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on Dec. 31, 2023. For equity awards held by executives who had attained age 60 and five years of service as of Dec. 31, 2023, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information. For fiscal 2023, our last completed fiscal year:
•The annual total compensation of our median employee of our Bank, excluding the CEO, was $81,875.
•The annual total compensation of Harris Simmons, our chief executive officer, was $4,839,241.
Based on this information, the ratio for 2023 of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is 59 to 1.
We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and CEO:
1.As of Dec. 31, 2023, our employee population consisted of 9,918 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.To find the annual total compensation of each of our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2023. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on Dec. 31, 2023, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees who did work for us the entire year.
3.After identifying the median employee, we added together all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(u)(c)(2)(x) of Regulation S-K.
4.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table.

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer, or PEO, Non-PEO NEOs, and Bank performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Harris H. Simmons[1] ($)	Compensation Actually Paid to Harris H. Simmons[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted PPNR[5] ($ Millions)
					TSR ($)	Peer Group TSR ($)
2023	4,839,241	4,267,748	1,939,844	1,791,937	96.90	115.64	680	1,134
2022	5,168,047	4,494,398	2,115,956	1,853,618	103.59	116.10	907	1,273
2021	4,656,113	6,857,334	1,980,572	2,785,070	129.48	124.74	1,129	1,115
2020	4,795,416	3,417,462	1,889,006	1,609,798	86.84	91.29	539	1,039
1.Harris Simmons was our PEO for each year presented. The individuals comprising the Non-PEO named executive officers for each year presented are listed below.

2020	2021	2022	2023
Paul E. Burdiss	Paul E. Burdiss	Paul E. Burdiss	Paul E. Burdiss
Scott J. McLean	Scott J. McLean	Scott J. McLean	Scott J. McLean
A. Scott Anderson	A. Scott Anderson	A. Scott Anderson	A. Scott Anderson
Keith D. Maio	Keith D. Maio	Eric Ellingsen	Eric Ellingsen
Edward P. Schreiber

2.The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and are generally intended to reflect unrealized compensation from changes in market values during the period. They do not reflect compensation actually paid to, or earned or realized by the Bank’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3.Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. There were no pension service costs during the listed year.

Year	Summary Compensation Table Total for Harris H. Simmons ($)	Exclusion of Change in Pension Value for Harris H. Simmons ($)	Exclusion of Stock Awards and Option Awards for Harris H. Simmons ($)	Inclusion of Pension Service Cost for Harris H. Simmons ($)	Inclusion of Equity Values for Harris H. Simmons ($)	Compensation Actually Paid to Harris H. Simmons ($)
2023	4,839,241	(67,640)	(2,007,031)	—	1,503,178	4,267,748

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,939,844	(4,364)	(576,685)	—	433,142	1,791,937

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Harris H. Simmons ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Harris Simmons ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Harris Simmons ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Harris Simmons ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Harris Simmons ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Harris Simmons ($)	Total - Inclusion of Equity Values for Harris Simmons ($)
2023	1,544,506	(280,231)	—	121,976	—	116,927	1,503,178

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	449,799	(96,964)	—	44,619	—	35,688	433,142

4.The Peer Group TSR set forth in this table utilizes the Keefe, Bruyette & Woods, Inc. (“KBW”) Nasdaq Regional Banking Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended Dec. 31, 2023. The comparison assumes $100 was invested for the period starting Dec. 31, 2019, through the end of the listed year in the Bank and in the KBW Regional Banking Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5.We determined Adjusted Pre-Provision Net Revenue (Adjusted PPNR) less Net Charge-offs (Non-GAAP) to be the most important financial performance measure used to link Bank performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Adjusted PPNR less Net Charge-offs is a measure of our operating profitability. Additional information can be found in the Reconciliation of Non-GAAP Performance Metrics section.
Tabular List of Most Important Financial [and Non-Financial] Performance Measures
The following are the financial [and non-financial] performance measures that the Bank considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Bank performance. These measures are not ranked.
•Adjusted Pre-Provision Net Revenue less Net Charge-offs.
•Adjusted Earnings Per Share Growth (substituting Net Charge-off for loss provisions).
•Adjusted Return on Tangible Assets (Net Income divided by Average Tangible Assets).
•Net Charge-offs to Average Loans.
•Internal Operational Risk Metrics.
•Internal strategic initiatives including talent development and community engagement.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Bank Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Bank’s cumulative TSR and the Peer Group’s TSR over the four most recently completed fiscal years.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Bank-Selected Measure
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Company-Selected Measure during the four most recently completed fiscal years, Adjusted Pre-Provision Net Revenue (Adjusted PPNR) less Net Charge-offs (Non-GAAP), during the four most recent fiscal years.

NON-GAAP FINANCIAL MEASURES
For net earnings applicable to common shareholders, pre-provision net revenue and the efficiency ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue less net charge-offs (non-GAAP).

Efficiency Ratio (non-GAAP) and Adjusted Pretax, Pre-provision Net Revenue less Net Charge-offs (non-GAAP)
$ in millions		2023	2022	2021
Pre-provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	2,097	1,878	1,741
	LESS adjustments:
	Severance costs	14	1	1
	Other real estate expense, net	—	1	—
	Amortization of core deposit and other intangibles	6	1	1
	Pension termination-related expense	—	—	(5)
	Restructuring costs	1	—	—
	SBIC investment success fee accrual	—	(1)	7
	FDIC special assessment	90	—	—
(b)	Total adjustments	111	2	4
(a-b)=(c)	Adjusted noninterest expense (non-GAAP)	1,986	1,876	1,737

(d)	Net interest income (GAAP)	2,438	2,520	2,208
(e)	Fully taxable-equivalent adjustments	41	37	32
(d+e)=(f)	Taxable-equivalent net interest income	2,479	2,557	2,240
(g)	Noninterest Income (GAAP)	677	632	703
(f+g)=(h)	Combined Revenue (non-GAAP)	3,156	3,189	2,943
	LESS adjustments:
	Fair value and nonhedge derivative gain (loss)	(4)	16	14
	Securities gains, net	4	(15)	71
(i)	Total adjustments	—	1	85
(h-i)=(j)	Adjusted taxable-equivalent revenue (non-GAAP)	3,156	3,188	2,858

(h-a) = (k)	Pre-provision net revenue (non-GAAP)	1,059	1,311	1,202
(j-c) = (l)	Adjusted Pre-provision Net Revenue (non-GAAP)	1,170	1,312	1,121
(m)	Net Charge-offs	36	39	6
(l-m) = (n)	Adjusted Pre-provision Net Revenue less Net Charge-offs (non-GAAP)	1,134	1,273	1,115

(c)/(j)	Efficiency Ratio (non-GAAP)	62.9%	58.8%	60.8%

Proposal 4: Approval of Amendment to the Bank's 2022 Omnibus Incentive Plan

On Feb. 26, 2024, the Board approved an amendment (the “Amendment”) to the 2022 Omnibus Incentive Plan (the “Incentive Plan”), subject to shareholder approval, and accordingly, the Board directed that the Amendment be submitted to the Bank’s shareholders for approval at the annual meeting. The Amendment would increase by 2,800,000 shares the number of authorized shares of the Bank’s common stock available under the Incentive Plan from 4,300,000 to 7,100,000. No other changes are being made to the Incentive Plan.
We believe the Bank must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Bank. Equity compensation is an important component of the Bank's incentive programs, and the Incentive Plan enables the Bank to continue its pay-for-performance approach to compensation. The purpose of the Incentive Plan is to promote the long-term success of the Bank by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Bank to acquire a proprietary interest in the success of the Bank, to remain in the service of the Bank and to render superior performance during such service.
Following the grant of 2024 annual awards under the Incentive Plan, the remaining pool may be insufficient for 2025 annual grants or any interim grants if needed for new hires or other special circumstances. We are therefore seeking shareholder approval of a pool of 2,800,000 additional shares pursuant to the Amendment, which we anticipate will be sufficient for equity grants over the next four years, assuming our historical rate of issuing equity awards, but may vary based on changes in participation and stock price. No other changes are being made to the Incentive Plan.
Shareholder approval of the Amendment is being sought in order to (i) meet Nasdaq listing requirements and (ii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
If shareholders do not approve the Amendment, we will be able to grant awards under the Incentive Plan, but, as of Feb. 12, 2024, only 1,908,542 shares will be will be available for grant, subject to adjustment in accordance with the terms of the Incentive Plan. As of Feb. 12, 2024, the total number of outstanding options/stock appreciation rights, or SARS, is 1,417,900 with a weighted average exercise price of $52.84 and a weighted average remaining term of 3.53 years. As of Feb. 12, 2024, the total outstanding of full value awards is 1,699,770. The number of common shares outstanding as of Feb. 5, 2024, is 148,155,311.
Our “burn rate” and “overhang” were taken into consideration and we believe that our historical share usage has been reasonable and in the best interests of our shareholders.
Burn rate provides a measure of our annual share utilization. As shown in the following table, the Bank’s three-year average burn rate was 0.57%.

Year	Options Granted	Unadjusted Full-Value Shares Granted	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2023	291,005	727,019	1,018,024	147,747,595	0.69%
2022	201,932	454,712	656,644	150,064,000	0.44%
2021	345,636	604,139	949,745	159,913,107	0.59%
				Average:	0.57%

SUMMARY OF PLAN
The purpose of the Bank’s Incentive Plan is to promote the long-term success of the Bank by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Bank and its affiliates to acquire a proprietary interest in the success of the Bank, to remain in the service of the Bank or its affiliates and to render superior performance during such service. The material terms of the Incentive Plan are summarized below. This summary is qualified by reference to the text of the Amendment and the Incentive Plan. The Amendment is attached to this proxy statement as Appendix I.
Administration. The Incentive Plan is administered by the Compensation Committee of the Board or a subcommittee thereof, referred to in this proposal as the “Committee.” The Committee has the authority to construe, interpret and implement the Incentive Plan; prescribe, amend and rescind rules and regulations relating to the Incentive Plan; make all determinations necessary or advisable in administering the Incentive Plan; correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan; amend the Incentive Plan to reflect changes in applicable law; determine whether awards may be settled in shares of common stock or cash or other property; determine whether amounts payable under an award should be deferred; and to make other determinations and take other actions relative to the Incentive Plan. The determination of the Committee on all matters relating to the Incentive Plan or any award agreement is final and binding.
Eligibility. Acting and prospective directors, officers and employees of, and consultants and advisors to, the Bank and its affiliates, as selected by the Committee in its discretion, are eligible to participate in the Incentive Plan. As of Feb. 26, 2024, approximately 9,800 employees, 21 executive officers, 9 non-employee directors, and 0 consultants and advisors are eligible to receive awards under the Incentive Plan as compensation for their service to the Bank.
Shares Available for Issuance through the Incentive Plan. If the Amendment is approved, 7.1 million shares of the Bank’s common stock will be authorized for issuance through the Incentive Plan, plus the number of shares of the Bank’s common stock subject to awards under the 2015 Omnibus Incentive Plan (the “Prior Plan”) that are forfeited or lapse unexercised under the Prior Plan following the effective date of the Incentive Plan under the rules applicable to the Incentive Plan.
Each share underlying any award granted under the Incentive Plan reduces the shares available for issuance under the Incentive Plan in an amount equal to 1.0 share. Shares may be issued under the Incentive Plan from authorized but unissued common shares or authorized and issued common shares held in the Banks's treasury or otherwise acquired for the purposes of the Incentive Plan, provided that shares of common stock repurchased by the Bank on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.
Provisions in the Incentive Plan permit the reuse or reissuance by the Incentive Plan of shares of common stock underlying forfeited, terminated or canceled awards of stock-based compensation. If awards or underlying shares are tendered or withheld as payment for the exercise price of an award or for taxes due upon vesting, exercise or settlement of an award, those shares of common stock may not be reused or reissued, or otherwise be treated as available, under the Incentive Plan. Any shares of common stock delivered by the Bank, any shares of common stock with respect to which awards under the Incentive Plan are made by the Bank and any shares of common stock with respect to which the Bank becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares available for awards under the Incentive Plan.
The Committee shall adjust the terms of any outstanding awards (including the number of shares covered by outstanding awards and the exercise price or price per share covered by outstanding awards) and the number of common shares issuable under the Incentive Plan for any increase or decrease in the number of issued common shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the common shares or similar transaction, or other events affecting the Bank’s capitalization.

Description of Awards under the Incentive Plan. The Committee may award to eligible participants incentive and nonqualified stock options, SARs, restricted stock, unrestricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalent units and other forms of equity-based compensation.
Performance Goals. The Committee may grant awards under the Incentive Plan subject to the attainment of certain specified performance goals. The performance goals applicable to an award may provide for a targeted or measured level or levels of achievement or change using one or more performance measures determined by the Committee in its discretion, including but not limited to: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share; enterprise value, shareholder value added or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross profit or operating profit measures (including before or after taxes or other similar measures); investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, assets, net assets, total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures); increase in fair market value of the Bank’s common stock; regulatory rating; credit quality; and loan charge-offs. The performance goals described above may differ from award recipient to award recipient and from award to award.
Termination of Employment. The Incentive Plan generally provides that stock options and SARs are forfeited to the extent not vested as of the date of an award holder’s termination of employment unless otherwise provided in the applicable award agreement. All stock options and SARs, whether or not vested, are forfeited in the event the award holder is terminated by the Bank for “cause.” Other awards under the plan are also forfeited to the extent not vested as of the date of an award holder’s termination of employment unless otherwise provided in the applicable award agreement.
Change-in-Control Treatment; “Double-Trigger” Protection. The Incentive Plan provides that in the event of a change in control (as defined under the Incentive Plan), outstanding awards may be assumed or substituted for a substantially equivalent award, provided that if the successor entity or its parent are not willing to assume or substitute the awards, the Committee may determine that all awards will be cancelled upon the change in control, and the value of such awards will be paid out in cash, shares of common stock or other property within a reasonable time subsequent to the change in control. For all performance-based awards, performance will be deemed to have been earned based on the greater or actual or target performance as of the change in control.
The Incentive Plan also provides for “double-trigger” vesting of awards in the event an award holder’s employment is terminated by the Bank without “cause” or by the award holder for “good reason” (each, as defined under the Incentive Plan) within the 24-month period following a change in control of the Bank (as defined under the Incentive Plan).
Non-Employee Director Limits. The aggregate value of cash compensation and awards under the Incentive Plan (based on the aggregate grant date fair value of such awards, determined as of the date of grant) that may be granted to any one non-employee director with respect to any calendar year, solely with respect to his or her service as a non-employee director, may not exceed $400,000.
Amendment. The Incentive Plan may be suspended, discontinued, modified or amended by the Board in its discretion, except to the extent any such amendment requires shareholder approval. The Committee may generally amend any award at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an award or the termination of employment of an award holder. However, no amendment may adversely affect any outstanding awards in a material way without the affected holder’s consent except in specified circumstances.
No Repricing of Stock Options or SARs. Options and SARs issued under the Incentive Plan may not be repriced without the approval of shareholders. The Incentive Plan also prohibits, without shareholder approval, award exchange programs in which outstanding awards are cancelled in exchange for new awards or in exchange for cash or any other form of consideration.

Nontransferability. Unless otherwise determined by the Committee, in certain circumstances, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the Incentive Plan shall be assignable or transferable by an award holder except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during the holder’s lifetime only by the award holder or by the holder’s legal representative.
Duration of the Incentive Plan. Unless earlier terminated by the Board as described above, the Incentive Plan will terminate on the tenth anniversary of the approval of the Incentive Plan by the Bank’s shareholders. Notwithstanding any termination of the Incentive Plan, the terms of the Incentive Plan will continue to govern until all then outstanding options and SARs granted thereunder have been satisfied or terminated pursuant to the terms of the Incentive Plan, and all restricted periods and performance periods have lapsed.
U.S. Federal Income Tax Aspects of the Incentive Plan. The following description of the tax consequences of awards under the Incentive Plan is based on Federal income tax laws currently in effect and does not purport to be a complete description of the Federal income tax consequences, nor does it address foreign, state or local tax consequences. Tax laws governing awards are complex and subject to frequent changes, and award recipients are strongly encouraged to consult with a tax advisor regarding the taxation of awards granted under the Incentive Plan.
Stock Options. There are no Federal income tax consequences either to the option holder or the Bank upon the grant of an incentive stock option, or ISO, or a nonqualified stock option, or NQSO. If an ISO is exercised during employment or within three months thereafter, the option holder will not recognize any income and the Bank will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of exercise over the purchase price of the shares under the option will be includible in the option holder’s alternative minimum taxable income if the option holder does not dispose of the shares in the same calendar year in which the option holder acquired the shares under the ISO, which may give rise to alternative minimum tax liability for the option holder. Generally, if the option holder disposes of shares purchased under an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize ordinary income, and the Bank will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the purchase price of such shares (but not more than the actual gain realized by the option holder on the disposition of the shares). The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO. Any gain after the date on which the option holder purchased the shares will be treated as capital gain to the option holder and will not be deductible by the Bank. If the shares are disposed of after the two-year and one-year periods mentioned above, the Bank will not be entitled to any deduction, and the entire gain or loss realized by the option holder will be treated as capital gain or loss.
When shares are purchased under a NQSO, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the option holder as ordinary income and deductible by the Bank. The disposition of shares purchased under a NQSO generally will result in a capital gain or loss for the option holder but will have no tax consequences for the Bank.
SARs, RSUs and Performance Units. There are no Federal income tax consequences either to the recipient or the Bank upon the grant of SARs, RSUs or performance units. If and when money is paid or shares of stock are issued pursuant to the exercise of a SAR or pursuant to a performance unit or RSU, the recipient generally will recognize ordinary income, and the Bank generally will be entitled to a tax deduction equal to the fair market value of the shares on the date on which the shares are issued (or the amount of cash received if the award is settled in cash) less any amount paid for them by the recipient or netted out to reflect the reference price for SARs.
Restricted Stock and Performance Shares. The recipient of a restricted stock or performance share award will not recognize taxable income at the time the restricted stock or performance shares are issued unless the person makes a special election in accordance with Section 83(b) of the Internal Revenue Code to be taxed (at ordinary income rates) on the fair market value of the shares at that time, in which case the Bank would be entitled to a deduction at the same time equal to the amount of income recognized by the recipient but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, the recipient of a restricted stock or performance share award will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income, and the Bank generally will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by the Bank.
Section 409A of the Internal Revenue Code. Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. If an award constitutes deferred compensation and certain requirements set forth in Section 409A of the Internal Revenue Code are not satisfied, recipients may have to include in income an amount determined in accordance with Section 409A of the Internal Revenue Code and pay an additional 20% tax on the amount and possibly interest penalties.
New Plan Benefits. Future benefits under the Incentive Plan will be subject to the Committee’s discretion. The Committee has not determined future awards or who might receive them, and are therefore not currently determinable.
The table below shows, as to each of the Bank’s NEOs, all executive officers as a group, all non-employee directors as a group and all employees (other than executive officers) as a group, the awards granted between Jan. 1 and Dec. 31, 2023.

Name	Dollar Value of Stock Awards	Stock Plan Number of Units
Harris H. Simmons Chairman and Chief Executive Officer	$2,007,031	73,987
Paul E. Burdiss Chief Financial Officer	$713,275	24,211
Scott J. McLean President and Chief Operating Officer	$820,451	30,245
A. Scott Anderson Chief Executive Officer, Zions First National Bank	$380,938	13,758
Eric Ellingsen Chief Executive Officer, California Bank & Trust	$392,074	12,911
Executive Officers as a group (21 persons)	$8,170,936	283,515
Non-employee directors as a group (9 persons)	$944,959	39,771
All other employees as a group, other than executive officers (9,800 persons)	$29,683,719	694,738

EQUITY COMPENSATION PLAN INFORMATION
The following schedule provides information as of Dec. 31, 2023, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

	(a)	(b)	(c)
Plan Category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column ((a))
Equity compensation plan approved by security holders:
Zions Bancorporation, N.A. 2022 Omnibus Incentive Plan(2)	1,415,155	$53.00	2,747,546
Zions Bancorporation, N.A. 2015 Omnibus Incentive Plan	1,322,921	$44.75	1,889,694

1. Column (a) excludes 35,771 shares of unvested restricted stock, and 1,329,945 RSUs (each unit representing the right to one share of common stock). The schedule also excludes 5,223 shares of common stock issuable upon the exercise of stock options, with a weighted average exercise price of $6.41, granted under plans assumed in mergers that are outstanding.
2. Our 2022 Omnibus Incentive Plan was approved by our shareholders on April 29, 2022, and replaced the 2015 Omnibus Incentive Plan, which was terminated as of April 29, 2022.
3. Our 2015 Omnibus Incentive Plan was established prior to the 2022 Omnibus Incentive Plan by our shareholders effective May 22, 2015. The 2015 Omnibus Incentive Plan was terminated on April 29, 2022, although awards granted under the 2015 Omnibus Incentive Plan remain outstanding and continue to be subject to their terms

The Board unanimously recommends that shareholders vote “FOR” approval of the Amendment to the 2022 Omnibus Incentive Plan.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

Proposal 5: Shareholder Proposal Requesting a Report on Risks of Politicized De-banking
We have been notified that Inspired Investing, 3597 E. Monarch Sky Lane, Suite 330, Meridian, Idaho 83646, intends to present a proposal for consideration at our 2024 Annual Meeting of Shareholders (“Shareholder Proposal”). Inspired Investing has submitted documentation indicating that it is the beneficial owner of no fewer than $25,000 worth of shares of our common stock.
The text of the Shareholder Proposal and supporting statement (including footnotes) appear as received by us. We make no representations as to the truth or validity of the assertions made in the proposal and supporting statement.
SHAREHOLDER PROPOSAL
The resolution being submitted by Inspire Investing to our shareholders for approval, if properly presented, is as follows:
Report on Risks of Politicized De-Banking
Supporting Statement: Financial institutions are essential pillars of the marketplace. On account of their unique and pivotal role in America’s economy, many federal and state laws already prohibit them from discriminating against customers. And the UN Declaration of Human Rights recognizes that “everyone has the right to freedom of thought, conscience, and religion.”1 These are an important part of protecting every American’s right to free speech and free exercise of religion.
As shareholders of Zions Bancorporation, we believe it is essential for the company to provide financial services on an equal basis without regard to factors such as race, color, religion, sex, national origin, or social, political, or religious views.
We are concerned with recent evidence of religious and political discrimination (politicized de-banking) by companies in the financial services industry, as evidenced through in recent examples2 and the 2022 Statement on Debanking and Free Speech.3
The 2023 edition of the Viewpoint Diversity Business Index4 shows that many of the largest financial institutions include vague and subjective grounds to deny service like “reputational risk,” “social risk,” or prohibit “misinformation,” “hate speech” or “intolerance.” These kinds of terms allow financial institutions to deny or restrict service for arbitrary or discriminatory reasons. They also give fringe activists and governments a foothold to demand that private financial institutions deny service under the sweeping, unfettered discretion that such policies provide.
When companies engage in this kind of discrimination, they hinder the ability of Americans to access the marketplace and instead become de facto regulators and censors. This undermines the fundamental freedoms of our country and is an affront to the public trust.
1 Universal Declaration of Human Rights, UNITED NATIONS (last accessed Sept. 14, 2023).
2 Bank of America boots charity serving impoverished Ugandans under vague ‘risk tolerance’ policies, ADF Legal (Aug. 22, 2023); Sam Brownback and Jeremy Tedesco, Stop the troubling trend of politically motivated debanking, NEWSWEEK (Mar. 15, 2023 at 6:00 AM); James Tapsfield, Ministers back Farage after full Coutts dossier is revealed: Cancelling of ex-Ukip leader’s account branded ‘sinister’ and a ‘disgrace’ after secret files show bank admitting he DID meet ‘commercial criteria’ but views were ‘at odds’ with ‘inclusivity,’ DAILY MAIL (Jul. 19, 2023, updated at 10:37 PM); Jerry Cox, Chase Bank Cancels National Committee for Religious Freedom’s Account Two Years After Canceling Ours, FAMILY COUNCIL (Oct. 19, 2022).
3 Statement on Debanking and Free Speech.
4 2023 Viewpoint Diversity Score Business Index.

In early 2023, shareholders called for Chase, Mastercard, PayPal, Capital One, and Charles Schwab to assess whether they have adequate safeguards to prevent politicized de-banking.5 Nineteen state attorneys general and fourteen state financial officers specifically called out Chase for their de-banking of a non-profit committed to advancing religious freedom and demanded action from the company to show good faith in addressing these widespread concerns.6 Because elevated public scrutiny could damage the company’s reputation and ability to operate in favorable regulatory environments, it is also important to prevent politicized de-banking in order to counteract financial, regulatory, and brand liability for the enterprise.
Resolved: Shareholders request the Board of Directors of Zions Bancorporation conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how it oversees risks related to discrimination against individuals based on their race, color, or religion (including religious views), sex, national origin, or political views, and whether such discrimination may impact individuals’ exercise of their constitutionally protected civil rights.
RECOMMENDATION OF THE BOARD
The Board unanimously recommends that shareholders vote “AGAINST” the Shareholder Proposal for the following reasons:
The report and evaluation requested by the Shareholder Proposal are unnecessary, given our existing, publicly disclosed anti-discrimination policies and practices.
Our Code of Business Conduct and Ethics (the “Code”), which is available on our website, sets forth our policy that credit standards may not discriminate on the basis of race, color, religion, sex, national origin, age, marital status, receipt of public income, and the consumer credit protection act or any other characteristic protected by local, state or federal law. The Code emphasizes our expectation that employees at every level of our organization act in accordance with laws, regulations and Bank policies and procedures that prohibit discriminatory practices, and we encourage employees to report of any conduct believed to be a violation of the Code, any law or regulation, or any Bank policy or procedure.7
We provide training programs to help educate our employees about these laws, regulations, policies and procedures. Trainings to support and promote a culture that values differences is required for all new employees within six months of their start date. Regular enhanced training is required for all managers.
We believe that our existing policies and practices are consistent with valuing and embracing differences in our financial centers and workplace, including providing services on an equal, non-discriminatory basis to the communities and clients we serve.
Our management and Board exercise robust oversight of risks and compliance with laws, including those related to prohibiting discrimination against customers and other individuals.
We strive to do what is right for our clients and communities and have implemented a governance framework designed to support this tenet.
As described in our Corporate Responsibility Report, available on our website, we maintain an enterprise-wide system of accountability we refer to as our three lines of defense. The first line of defense includes all employees, who are expected to take ownership and promptly resolve issues within their area of responsibility. The second line is our Compliance Risk Management staff, which performs periodic testing to provide assurance of compliance with internal policies and procedures and external laws and regulations, including those related to anti-discrimination. The third line is Internal Audit, which provides independent assurance of the effectiveness of
5 2023 Annual Meeting of Shareholder, Proxy Statement, JPMORGAN CHASE, 100-101; 2023 Notice of Annual Meeting of Stockholders and Proxy Statement, 2022 Annual Report, PAYPAL, 105-106; 2023 Proxy Statement, CAPITOL ONE, 149-153; 2023 Proxy Statement, CHARLES SCHWAB, 83-85.
6 Jathan Sapsford, JPMorgan Targeted by Republican States Over Accusations of Religious Bias, THE WALL STREET JOURNAL (May 13, 2023 at 7:59 PM).
7 See, e.g. Code, pp.31, 36

the first and second lines. These efforts are overseen by multiple regulatory agencies, such as the Office of the Comptroller of the Currency and Consumer Financial Protection Bureau.
In addition, management committees, such as the Compliance Risk Management Committee and Credit Risk Committee, oversee compliance with our internal policies and procedures and applicable laws. These committees report to the Enterprise Risk Management Committee, which reports to the Board’s Risk Oversight Committee. More information about our comprehensive risk management practices and governance structure can be found elsewhere in this proxy statement and in our Annual Report on Form 10-K, also available on our website.
We have also implemented an extensive client feedback and complaint procedure to assist us in meeting the needs and expectations of all of our clients and controlling reputational risks. The procedure includes specific steps for the tracking, escalating and monitoring of complaints received through multiple channels. Regular reporting is made to management and the Board.
In light of our existing anti-discrimination policies and practices, our governance structure and management and Board’s risk oversight processes, as well as our existing, comprehensive public disclosures on these topics, the Board believes that the additional report and evaluation requested by the Shareholder Proposal are unnecessary and would be an inefficient use of the Bank's resources. Therefore, the Board has determined that the Shareholder Proposal is not in the best interests of our shareholders.
***

The Board unanimously recommends that shareholders vote “AGAINST” the Shareholder Proposal Requesting a Report on Risks of Politicized De-banking.

Other Matters

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors both in person and virtually, during which time we update them on trends in the industry and our business, consistent with disclosures in our quarterly earnings release, published slide decks, and SEC filings. Additionally, we actively seek their feedback on a wide variety of topics related to our performance, including business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth, portfolio concentrations and compensation. We strive to be transparent and responsive to the varied interests of the investor community.

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Bank deemed to be beneficial owners of 5% or more of the common stock of the Bank as of Feb. 22, 2024.

	Common Stock Beneficially Owned
Name and Address	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	19,398,214(1)	13.14%
State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02114	12,488,966(2)	8.46%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	9,672,038(3)	6.55%

1.Based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on Feb. 13, 2024, which reported the following: sole voting power of 0 shares; shared voting power of 143,278 shares; sole dispositive power of 18,889,097 shares and shared dispositive power of 509,117 shares.

2. Based on a Schedule 13G/A filed by State Street Corporation with the SEC on Jan. 30, 2024, which reported the following: sole voting power of 0 shares; shared voting power of 545,976 shares; sole dispositive power of 0 shares and shared dispositive power of 12,488,966 shares.

3. Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on Jan. 29, 2024, which reported the following: sole voting power of 9,127,184 shares; shared voting power of 0 shares; sole dispositive power of 9,672,038 shares and shared dispositive power of 0 shares.

The following table shows the beneficial ownership, as of Feb. 22, 2024, of the Bank’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of Feb. 22, 2024.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A1	G1	H1	J
A. Scott Anderson	136,704	*
Paul E. Burdiss	143,362	*
Maria Contreras-Sweet	8,159	*
Gary L. Crittenden	22,211	*
Eric Ellingsen	46,120	*
Suren K. Gupta	26,574	*
Claire A. Huang	44,079	*
Vivian S. Lee	30,152	*
Scott J. McLean	322,117	*
Edward F. Murphy	32,998	*
Stephen D. Quinn	220,298	*		200,000
Harris H. Simmons	1,670,619	1.13				412
Aaron B. Skonnard	24,723	*
Barbara A. Yastine	17,343	*
All directors and officers as a group (30 persons)[2]	3,283,126	2.22	—	200,000	—	412
* Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares except as follows: Mr. Quinn, as well as all directors and officers as a group, hold approximately 3.6% of the total outstanding Preferred Series G shares.

1.Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.
2. As of Dec. 31, 2023, of the total common shares owned by Harris H. Simmons, 365,165 common shares with a value in excess of $16 million as of that date were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans totaling less than $12,000. No other shares held by our directors and officers as a group served as collateral or may have been subject to pledge as of Dec. 31, 2023. Less than one-half of one percent of the total outstanding common shares of the Bank were subject to pledge by our directors and officers as a group as of Dec. 31, 2023.

DELINQUENT SECTION 16(a) REPORTS
Based solely on its review of such information, the Bank believes that for the period from Jan. 1, 2023, through Dec. 31, 2023, its officers and directors were in compliance with all applicable filing requirements, except as follows: Mr. Skonnard filed one late report due to Bank error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2023 and continue to be customers of and had banking transactions, including loans, with the Bank in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the Board of Directors of the Bank making the extension of credit. At March 2, 2023, the Bank had outstanding approximately $2.7 million in lending commitments with approximately $1.6 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.
Related Party Transactions Policy
The Bank’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Bank and any executive officer, director, 5% or greater shareholder or certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Bank and on the same basis as would apply if it did not involve a related party; (ii) whether the Bank has business reasons for entering into the transaction; (iii) whether the transaction would impair the independence of an outside director; and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Bank. During 2023, the Bank paid a license fee of approximately $625,000 to Pluralsight, Inc. for ongoing use of Pluralsight's skills-development platform under a 2020 contract between the parties. The transaction was negotiated on an arms-length basis on terms consistent with the market after consideration of similar, competing products. Pluralsight's platform was found best to meet the Bank's skills development needs. Director Skonnard is an executive officer and shareholder of Pluralsight. The terms of the transaction did not impair Mr. Skonnard's independence. The only other transactions occurring during 2023 for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the annual meeting. If, however, any other matters of which management is now unaware properly come before the annual meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2025 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for such inclusion, shareholder proposals must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days before the anniversary of the release date of this Proxy Statement, or no later than Nov. 14, 2024. Any such notice must also comply with the requirements of our Bylaws and will not be effective otherwise.

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring shareholder nominations of persons for election to the Board and other business before a meeting of the shareholders. In accordance with our Bylaws, shareholder proposals, including any nomination by a shareholder for election as a director, must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days but not more than 150 days before the anniversary of the date of this Proxy Statement, or no sooner than Oct. 15, 2024, and no later than Nov. 14, 2024, whether or not the shareholder seeks to include such proposal or nomination in our proxy materials for our 2025 Annual Meeting of Shareholders. In addition to satisfying applicable requirements of our Bylaws for director nominations, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, UT 84133-1109 that complies with the information and timing requirements of SEC Rule 14a-19 under the Exchange Act. The deadline under SEC Rule 14a-19 for providing us with notice of a solicitation of proxies in support of director nominees other than our nominees at the 2024 Annual Meeting of Shareholders is March 6, 2024. However, the deadline for us to receive notice of a shareholder's nomination of a director nominee is an earlier date, as described above. Additionally, shareholders must meet certain eligibility requirements in order to submit nominations for persons for election as directors to be included in the Bank’s proxy materials. Further, any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of any proposal must contain the following items:
•Shareholder’s name, address, and share ownership of the Bank.
•Text of the proposal to be presented.
•Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal.
The notice stating a desire to nominate any person for election as a director of the Bank must be submitted by an eligible holder of the Bank’s shares, and contain the following items:
•Shareholder’s name, address, and share ownership of the Bank.
•Name of the person to be nominated.
•Name, age, business address, residential address, and principal occupation or employment of the nominee.
•Nominee’s signed consent confirming that the nominee will serve as a director for the term for which he or she is standing for election if nominated and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Bank’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to directors and will provide any information requested by the Bank or its subsidiaries or regulators.
•Number of shares of the Bank owned by the nominee.
•Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made.
•Whether the nominee is eligible for consideration as an independent director.
•Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.
This summary is provided for convenience and is not intended to modify or supplement the Bank’s Bylaws. A copy of our Bylaws specifying the eligibility and notice requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Bank. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Bank. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the lead director of the Board regarding any matter. Shareholders interested in communicating directly with the lead director may do so by writing in care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Bank’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Bank employees of reports of alleged or suspected wrongdoing.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Bank’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Bank undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Bank’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended Dec. 31, 2023.

Appendix I: Amendment to Zions Bancorporation 2022 Omnibus Incentive Plan

ZIONS BANCORPORATION, N.A.
AMENDMENT NO. 1 TO 2022 OMNIBUS INCENTIVE PLAN

This Amendment No. 1 dated Feb. 26, 2024, (this “Amendment”) amends the 2022 Omnibus Incentive Plan of Zions Bancorporation, N.A. (the “Company”) (the “Plan”). Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in the Amendment without definition shall have meanings set forth in the Plan.
WHEREAS, the Company desires to amend the Plan as hereinafter provided in order to increase the number of shares of Common Stock issuable under the Plan from 4,300,000 to 7,100,000; and
WHEREAS, the Board of Directors approved the substance of this Amendment as of Feb. 26, 2024 and, accordingly, the Company desires to amend the Plan as hereinafter provided.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Increase in Number of Shares Subject to the Plan. Section 1.6.a of the Plan is amended to read in its entirety as follows:
The total number of shares of Common Stock that may be transferred pursuant to Awards granted under the Plan shall not exceed 7,100,000 shares plus the number of shares subject to awards under the Prior Plan which are forfeited or lapse unexercised under the Prior Plan following the Effective Date under the rules applicable to this Plan as set forth in this paragraph. Effective as of the Effective Date, no new awards shall be granted under the Prior Plan and the remaining share authorization under the Prior Plan shall be cancelled, except for shares underlying outstanding awards granted under the Prior Plan. All shares subject to the Plan shall be authorized for issuance pursuant to Incentive Stock Options under Section 2.3 or for other Awards under Article II. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan, provided that shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Award. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares covered by such forfeited, terminated or canceled Award shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. However, for the avoidance of doubt, if any Award or shares of Common Stock issued or issuable under Awards are tendered or withheld as payment for the exercise price of an Award or for taxes due upon vesting, exercise or settlement of an Award, the shares of Common Stock may not be reused or reissued or otherwise be treated as being available for Awards or issuance pursuant to the Plan. With respect to a stock appreciation rights, both shares of Common Stock issued pursuant to the Award and shares of Common Stock representing the exercise price of the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the stock appreciation right is forfeited, terminated or cancelled without the delivery of shares of Common Stock. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.

2.Effective Date. The increase in the number of shares of Common Stock issuable under the Plan pursuant to Section 1 of this Amendment shall be effective upon receipt of approval for such increase by the Company’s shareholders, and shall be subject to and contingent upon receipt of such approval.

ZIONS BANCORPORATION, N.A.
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT, 12TH FLOOR
ONE SOUTH MAIN STREET
SALT LAKE CITY, UT 84133-1109

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/25/2024 for shares held directly and by 11:59 P.M. ET on 04/23/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/25/2024 for shares held directly and by 11:59 P.M. ET on 04/23/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A. Maria Contreras-Sweet	☐	☐	☐
1B. Gary L. Crittenden	☐	☐	☐
1C. Suren K. Gupta	☐	☐	☐
1D. Claire A. Huang	☐	☐	☐
1E. Vivian S. Lee	☐	☐	☐
1F. Scott J. McLean	☐	☐	☐
1G. Edward F. Murphy	☐	☐	☐
1H. Stephen D. Quinn	☐	☐	☐
1I. Harris H. Simmons	☐	☐	☐
1J. Aaron B. Skonnard	☐	☐	☐
1K. Barbara A. Yastine	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	**Against**	**Abstain**
2 Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Bank's financial statements for the current fiscal year.	☐	☐	☐
3 Approval, on a nonbinding advisory basis, of the compensation paid to the Bank's named executive officers with respect to fiscal year ended December 31, 2023.	☐	☐	☐
4 Approval of amendments to the Bank's 2022 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	**Against**	**Abstain**
5 Shareholder proposal requesting a report on risks of politicized de-banking.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000631413_1 R1.0.0.6

ZIONS BANCORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

ZIONS BANCORPORATION
Annual Meeting of Shareholders
April 26, 2024 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wendy L. Hatch and Karen Tomkinson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 4/26/2024, at the www.virtualshareholdermeeting.com/ZION2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000631413_2 R1.0.0.6